Exhibit 10.6

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

CREDIT AND GUARANTY AGREEMENT

dated as of April 6, 2018

among

FUBOTV INC.,

as Borrower,

CERTAIN SUBSIDIARIES OF FUBOTV INC.,

as Guarantors,

LENDERS PARTY HERETO FROM TIME TO TIME,

and

AMC NETWORKS VENTURES LLC,

as Administrative Agent and Collateral Agent

$25,000,000 Senior Secured Credit Facility

i

4.9	No Material Adverse Change	45
4.10	Adverse Proceedings, etc	45
4.11	Payment of Taxes; Controlled Foreign Corporation	46
4.12	Properties.	46
4.13	Environmental Matters	47
4.14	No Defaults	47
4.15	Material Contracts	47
4.16	Governmental Regulation	47
4.17	Margin Stock	48
4.18	Employee Matters	48
4.19	Employee Benefit Plans	48
4.20	IT Assets	49
4.21	Open Source Software	49
4.22	Privacy and Security	49
4.23	Certain Fees	49
4.24	Solvency	49
4.25	Compliance with Statutes, etc.	49
4.26	Disclosure	50
4.27	OFAC and Money Laundering Laws	50
4.28	Status as Senior Debt	50
4.29	AMC Equity Transaction Documents	51
4.30	Representations and Warranties in the AMC Equity Transaction Documents	51

Section 5. AFFIRMATIVE COVENANTS		51

5.1	Financial Statements and Other Reports	51
5.2	Existence	54
5.3	Payment of Taxes and Claims	55
5.4	Maintenance of Properties	55
5.5	Insurance	55
5.6	Inspections and Appraisals.	55
5.7	Lenders Meetings	56
5.8	Compliance with Laws	56
5.9	Compliance with Material Contracts	56
5.10	Environmental	56
5.11	Subsidiaries	57
5.12	Additional Material Real Estate Assets	57
5.13	Further Assurances	58
5.14	Cash Management Systems	59
5.15	Intellectual Property	59
5.16	[Reserved].	59
5.17	[Reserved].	59

ii

5.18	Books and Records	60
5.19	FCPA; Sanctions.	60
5.20	Stock.	60
5.21	Open Source Software	60
5.22	Privacy Laws	60
5.23	White Label Service	61
5.24	Board Appointment and Observation Rights	61
5.25	Audited Historical Financial Statements	62
5.26	Spanish Pledge	62

Section 6. NEGATIVE COVENANTS		62

6.1	Indebtedness	62
6.2	Liens	64
6.3	No Further Negative Pledges	67
6.4	Restricted Junior Payments	67
6.5	Restrictions on Subsidiary Distributions	69
6.6	Investments	69
6.7	Financial Covenants.	71
6.8	Fundamental Changes; Disposition of Assets; Acquisitions	72
6.9	Disposal of Subsidiary Interests	74
6.10	Sales and Lease-Backs	74
6.11	Transactions with Affiliates	74
6.12	Conduct of Business	75
6.13	[Reserved].	75
6.14	Amendments or Waivers with respect to Subordinated Indebtedness	75
6.15	Fiscal Year	75
6.16	Deposit Accounts	75
6.17	Amendments to Organizational Agreements	75
6.18	Prepayments of Subordinated Indebtedness	75
6.19	Controlled Foreign Corporation	76
6.20	Swap Agreements	76
6.21	Changes in Accounting, Name and Jurisdiction of Organization	76
6.22	Open Source Software	76
6.23	Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws.	76

Section 7. GUARANTY		76

7.1	Guaranty of the Obligations	76
7.2	Contribution by Guarantors	77
7.3	Payment by Guarantors	77
7.4	Liability of Guarantors Absolute	77
7.5	Waivers by Guarantors	79
7.6	Guarantors’ Rights of Subrogation, Contribution, etc	80

iii

7.7	Subordination of Other Obligations	80
7.8	Continuing Guaranty	81
7.9	Authority of Guarantors or Borrower	81
7.10	Financial Condition of Borrower	81
7.11	Bankruptcy, etc.	81
7.12	Discharge of Guaranty Upon Sale of Guarantor	82

Section 8. EVENTS OF DEFAULT		82

8.1	Events of Default	82

Section 9. AGENTS		85

9.1	Appointment of Agents	85
9.2	Powers and Duties.	85
9.3	General Immunity.	86
9.4	Reliance by Agents	88
9.5	Agents Entitled to Act as Lender	88
9.6	Lenders’ Representations, Warranties and Acknowledgment.	88
9.7	Right to Indemnity	88
9.8	Successor Administrative Agent and Collateral Agent.	89
9.9	Collateral Documents and Guaranty.	89
9.10	Delegation of Duties.	91
9.11	[Reserved].	91
9.12	ERISA Representations.	91

Section 10. MISCELLANEOUS		92

10.1	Notices	92
10.2	Expenses	94
10.3	Indemnity	94
10.4	Set-Off	95
10.5	Amendments and Waivers.	96
10.6	Successors and Assigns; Participations.	98
10.7	Independence of Covenants	100
10.8	Survival of Representations, Warranties and Agreements	100
10.9	No Waiver; Remedies Cumulative	101
10.10	Marshalling; Payments Set Aside	101
10.11	Severability	101
10.12	Obligations Several; Independent Nature of Lenders’ Rights	101
10.13	Headings	101
10.14	APPLICABLE LAW	101
10.15	CONSENT TO JURISDICTION	102
10.16	WAIVER OF JURY TRIAL	102
10.17	Confidentiality	103
10.18	Usury Savings Clause	104
10.19	Counterparts	104
10.20	Effectiveness	104
10.21	Patriot Act	104
10.22	Debtor-Creditor Relationship	104
10.23	Revival and Reinstatement of Obligations	105
10.24	Judgment Currency	105
10.25	Electronic Execution of Assignments.	105

iv

APPENDICES:	A	Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	1.1(b)	Existing Notes
	1.1(d)	Existing Preferred Stock
	4.1	Organization; Requisite Power and Authority; Qualification
	4.2	Capital Stock and Ownership
	4.6	Perfection Actions
	4.10	Adverse Proceedings
	4.11	Payment of Taxes; Controlled Foreign Corporation
	4.12(b)	Real Estate Assets
	4.12(c)	Intellectual Property
	4.15	Material Contracts
	6.1	Existing Indebtedness
	6.2	Existing Liens
	6.6	Existing Investments
	6.11	Transactions with Affiliates

EXHIBITS:	A	Funding Notice
	B	Term Loan Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate Regarding Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Pledge and Security Agreement
	I	Landlord Personal Property Collateral Access Agreement
	J	Perfection Certificate
	K	Intercompany Note

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of April 6, 2018, is entered into by and among FUBOTV INC., a Delaware corporation (“Borrower”) and the Subsidiaries of Borrower party hereto from time to time, as Guarantors, the Lenders party hereto from time to time, AMC Networks Ventures LLC (“AMC”), as Administrative Agent (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”) and Collateral Agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend senior secured term loans to Borrower, in an aggregate amount equal to $25,000,000;

WHEREAS, the proceeds of the Term Loans made on the Closing Date shall be used by Borrower to pay the Transaction Costs and for working capital and general corporate purposes;

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Subsidiaries (except as provided in the definition of Collateral), subject to certain specified exclusions; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Subsidiaries (except as provided in the definition of Collateral), subject to certain specified exclusions.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions.

The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accounts” means all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Act” as defined in Section 4.27.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether commenced or, to the knowledge of Borrower or any of its Subsidiaries, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided that AMC and its affiliates shall not be deemed to be Affiliates of the Borrower or its affiliates for purposes of this Agreement or the other Credit Documents.

“Affiliation Agreement” means any contract, license, or other agreement for the distribution, retransmission or carriage of channels, programming or other productions.

“Agent” means each of Administrative Agent and Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.13.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of April 6, 2018, as it may be amended, supplemented or otherwise modified from time to time.

“Alternate Preferred Stock” means preferred stock issued in all respects on terms no less favorable to the holders of such preferred stock as the terms in the Series D Preferred Stock, which shall be determined jointly by the Borrower and the Administrative Agent.

“AMC” as defined in the preamble hereto.

“AMC Affiliation Agreement” means the AMC Networks Affiliation Agreement, dated as of February 28, 2018, by and between Borrower, on the one hand, and each of AMC Network Entertainment LLC, WE tv LLC, IFC TV LLC, Sundance TV LLC, New Video Channel America, LLC, Digital Store LLC, Shudder LLC, IFC In Theaters LLC, America Movie Classics IV Holdings Corporation and AMC Networks Latin America LLC, on the other hand.

“AMC Equity Transaction” means the transactions contemplated by the AMC Equity Transaction Documents.

“AMC Equity Transaction Documents” means any of the AMC Stock Purchase Agreement, the Existing Voting Agreement and the Existing Investor Rights Agreement.

“AMC Nominee Director” means a Person appointed by AMC or its Affiliates to the Borrower’s board of directors (or other similar body) pursuant to Section 1.2 of the Existing Voting Agreement.

2

“AMC Nominee Observer” means a representative designated by AMC or its Affiliates to attend the meetings of the Borrower’s board of directors (or other similar body) pursuant to Section 3.3 of the Existing Investor Rights Agreement.

“AMC Stock Purchase Agreement” means the Series D and Series D-1 Stock Purchase Agreement, dated as of March 5, 2018, by and between the Borrower and the holders of Existing Preferred Stock party thereto.

“Applicable Prepayment Premium” means, whether before or after a Default or Event of Default or acceleration, a prepayment premium equal to: (a) 20.0% of the amount repaid or prepaid if such repayment or prepayment occurs on or prior to the date that is nineteen (19) months from the Closing Date, (b) 10.0% of the amount repaid or prepaid if such repayment or prepayment occurs after the date that is nineteen (19) months from the Closing Date and on or prior to the date that is thirty-seven (37) months from the Closing Date, and (c) 0% of the amount repaid or prepaid if such repayment or prepayment occurs after the date that is thirty-seven (37) months from the Closing Date.

“Asset Sale” means any direct or indirect sale, lease, sublease (as a lessor or sublessor), assignment, conveyance, transfer, license (as a licensor or sublicensor), exchange of property or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed including, without limitation, the Capital Stock or Intellectual Property of Borrower or any of its Subsidiaries.

“Asset Sale Reinvestment Amounts” has the meaning given to such term in Section 2.10(a).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer) or Responsible Financial Officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer or any other officer having substantially the same authority and responsibility as any of the foregoing.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficiary” means each Agent and Lender.

“Board Meeting” means all meetings of the board of directors (or other similar body) of the Borrower.

“Borrower” as defined in the preamble hereto.

“Borrower Software” means all software used by the Credit Parties or any of their Subsidiaries.

“Borrower Source Code” means the source code for the Borrower Software.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

3

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes); provided, that if GAAP requires such Person subsequent to the Closing Date to cause operating leases to be treated as capitalized leases or otherwise to be reflected on such Person’s balance sheet, then such change shall not be given effect hereunder, and those types of leases which were treated as operating leases as of the Closing Date shall continue to be treated as operating leases that would not otherwise be required to be reflected on such Person’s balance sheet.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account or Securities Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit, time deposits, or bankers’ acceptances maturing within one year after such date and issued or accepted by Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Borrower, filed with the Delaware Secretary of State dated June 2, 2017.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“CFC” means a controlled foreign corporation (as that term is defined in Section 957 of the Code).

4

“Change of Control” means, at any time, any event, transaction, or occurrence as a result of which (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Capital Stock of Borrower having the right to vote (with equivalent economic interests) for the election of members of the board of directors of Borrower, (b) during any period of 24 consecutive months, a majority of the board of directors of Borrower consists (other than vacant seats) of individuals (1) who were not either directors of Borrower as of the commencement of such period, (2) who were elected or nominated to become directors by either the Permitted Holders or the board of directors of Borrower of which a majority consisted of individuals described in clause (1), (3) whose election or nomination to the board of directors of Borrower was approved by individuals referred to in clause (1) constituting at the time of such election or nomination at least a majority of the board of directors, (3) elected or nominated to become directors by the board of directors of Borrower of which a majority consisted of individuals described in clause (1) and individuals described in clause (2), or (4) whose election or nomination to the board of directors of Borrower was approved by individuals referred to in clause (1) or (3) constituting at the time of such election or nomination at least a majority of the board of directors, (c) the occurrence of any “change of control” under any Material Debt or (d) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Holders, becomes the owner of all or substantially all of the properties and assets of the Borrower and the Guarantors; provided, a Change of Control shall not include or be deemed to have resulted from any consolidation or merger effected exclusively to change the domicile of Borrower or its Subsidiaries.

“Closing Date” means April 6, 2018.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Control Agreements, the Mortgages (if any), the Intellectual Property Security Agreements, the Intercompany Note, the Landlord Personal Property Collateral Access Agreements, if any, Non-U.S. Security Documents, if any, any intercreditor or subordination agreement entered into pursuant to this agreement and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commodity Account” as defined in the Pledge and Security Agreement.

“Common Stock” means the common stock issued by Borrower, par value $0.001.

“Communications” as defined in Section 10.1(b)(ii).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Tax” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

5

“Consolidated Adjusted EBITDA” means, for any Test Period, an amount determined for the Credit Parties on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) provisions for taxes based on income or profits or capital, plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) other non-Cash items (including, without limitation, non-cash compensation charges) reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), plus (g) with respect to any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting the amount of dividends or distributions or other payments that are actually paid in cash by such Person to a Credit Party in respect of such period, plus (h) the amount of any cash restructuring charge and related charges, business optimization expenses, or reserve or related items actually incurred during such Test Period, plus (i) extraordinary, unusual or non-recurring losses, charges or expenses for such Test Period, plus (j) other items consented to by the Administrative Agent in writing in its sole discretion, minus (ii) to the extent included in calculating Consolidated Net Income, other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period); provided, that the aggregate amount that may be added back pursuant to the foregoing clauses (i) and (j) shall not exceed in the aggregate 15.0% of Consolidated Adjusted EBITDA for such Test Period (prior to giving effect to such add back).

“Consolidated Interest Expense” means, for any Test Period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Credit Parties on a consolidated basis with respect to all outstanding Consolidated Total Debt (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances, to the extent paid or required to be paid in cash for such period), but excluding, however, any amounts not payable in Cash.

“Consolidated Net Income” means, for any Test Period, (i) the net income (or loss) of the Credit Parties on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (to the extent included in net income) (ii) the sum of (a) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest (except to the extent distributed in cash to a Credit Party), plus (b) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (c) any after tax gains or losses attributable to Asset Sales outside the ordinary course of business or returned surplus assets of any Pension Plan, subject to the approval of the Administrative Agent, plus (e) (to the extent not included in clauses (a) through (c) above) any net extraordinary gains or net extraordinary losses, consented to by the Administrative Agent in writing in its sole discretion.

“Consolidated Revenue” means the consolidated revenue of the Credit Parties for any Test Period determined in accordance with GAAP, consistently applied.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Credit Parties (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) determined on a consolidated basis in accordance with GAAP; provided, that Indebtedness shall not include issued and undrawn standby letters of credit in an aggregate amount of up to $3,000,000 at any time.

“Contested Collateral Lien Conditions” means, with respect to any Permitted Lien of the type described in clauses (b), (c), (d), (n) and (o) of Section 6.2, the following conditions:

6

(a) Borrower shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(b) at the option and at the request of Administrative Agent, to the extent such Lien is in an amount in excess of $100,000, the appropriate Credit Party shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and

(c) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Collateral Documents, except if and to the extent that the Requirements of Law creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Collateral Documents.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent, executed and delivered by one or more Credit Parties, Collateral Agent, and the applicable securities intermediary (with respect to a Securities Account), commodities intermediary (with respect to a Commodity Account) or bank (with respect to a Deposit Account).

“Controlled Account” means a Deposit Account, Commodity Account or a Securities Account of a Credit Party which is subject to a Control Agreement, in accordance with the terms of the Pledge and Security Agreement.

“Copyright” as defined in the Pledge and Security Agreement.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.11.

“Credit Agreement Disclosure Letter” means the disclosure letter and schedules attached thereto, dated as of the Closing Date, as amended or supplemented from time to time pursuant to the terms hereof, delivered by Borrower to the Administrative Agent for the benefit of the Lenders.

“Credit Document” means any of this Agreement, the Term Loan Notes, if any, the Collateral Documents and all other documents, certificates, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith (including, without limitation, each promissory note required under Section 6.1(b)).

“Credit Party” means Borrower and each Guarantor from time to time party to a Credit Document. The following are Credit Parties on the Closing Date: Borrower and Sports Rights Management, LLC.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” as defined in Section 2.6.

7

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disinterested Director” means, with respect to any Person and transaction, a member of the board of directors (or similar body) of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition” as defined in Section 6.8.

“Disqualified Institution” means (a) the Persons identified in writing by the Borrower to the Administrative Agent five (5) Business Days’ prior to the Closing Date as a direct competitor of the Borrower or any of its Subsidiaries or (b) any Affiliate of any Person described in clause (a) to the extent such Affiliate is clearly identifiable solely on the basis of the similarity of such Affiliate’s name to any Person described in clause (a) (but excluding any Affiliate of such Person that is a bona fide debt fund or investment vehicle that is primarily engaged, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which such Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity); it being understood and agreed that (x) to the extent the Borrower provided such list (or any supplement thereto) to the Administrative Agent, the Administrative Agent is authorized to and shall post such list (and any such supplement thereto) to the Lenders, (y) the Administrative Agent (a) shall not have any responsibility or obligation to determine, monitor or inquire as to whether any person or any potential assignee (or any Affiliate thereof) is a Disqualified Institution and (b) shall not have any liability with respect to any assignment or participation of any Loan or Commitment made to a Disqualified Institution and (z) no action or inaction by the Administrative Agent shall be deemed to alter the persons constituting Disqualified Institutions; provided (i) in no event shall AMC or its Affiliates be identified as, or otherwise deemed to be a Disqualified Institution and (ii) if the Borrower consents to an assignment to a person described above in accordance with Section 10.6, such person shall not be deemed to be a “Disqualified Institution” with respect to its existing Term Loans and Commitments to the extent acquired in connection with such consent.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is redeemable or exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock or cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Stock), in whole or in part, (c) provides for the scheduled payment of dividends in cash, (d) is or becomes convertible into or exchangeable for (i) Indebtedness or (ii) any other Capital Stock that would constitute Disqualified Stock, in the case of the foregoing clauses (a) through (d), (A) prior to the date that is one hundred and twenty (120) days after the latest maturity date of the Obligations and (B) except as a result of a change of control or asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale or similar event shall be subject to the prior repayment in full of the Obligations, or (e) has the benefit of any covenants or agreements that restrict the payment of any of the obligations in respect of the Obligations or that are Consolidated Adjusted EBITDA or debt-multiple based (i.e. financial covenants); provided that, if such Capital Stock is issued pursuant to a plan for the benefit of employees of Borrower or its subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided; further that any class of Capital Stock of any Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock (not constituting Disqualified Stock) shall not be deemed to be Disqualified Stock; provided, further, that only the portion of the Capital Stock that so mature or are mandatorily redeemable, or are so convertible or exchangeable shall be deemed to be Disqualified Stock.

8

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means any Person that is a Lender and any Affiliate of any Lender; provided that in no event shall a Credit Party (or any Affiliate of any Credit Party, including any of the Permitted Holders), Disqualified Institution, or natural Person be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA

9

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (in each case, whether or not waived) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to a Pension Plan; (iv) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (v) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (vi) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vii) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA with respect to any Pension Plan or Multiemployer Plan (as applicable); (viii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential withdrawal liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (ix) a determination that a Pension Plan is in “at-risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA); (x) the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates engaging in a non-exempt “prohibited transaction” with respect to which Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates is a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code); (xi) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates; (xii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (xiii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xiv) receipt from the Internal Revenue Service of notice of (1) the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or (2) the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xv) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA or a violation of Section 436 of the Internal Revenue Code, in each case, with respect to any Pension Plan.

“Event of Default” means any of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

10

“Excluded Account” means (a) deposit and other accounts specially and exclusively used for withholding taxes, payroll, payroll taxes and other employee wage and benefit payments to or for the Credit Parties’ or their Subsidiaries’ employees, (b) any deposit or cash collateral account to the extent such account contains exclusively cash collateral or deposits permitted to be made or incurred pursuant to Section 6.2(q) so long as the aggregate amount of Cash and Cash Equivalents or other amounts credited to such deposit accounts at any one time is not in excess of $3,000,000 in the aggregate, (c) deposit and other accounts so long as the aggregate amount of Cash and Cash Equivalents or other amounts credited to such accounts at any one time is not in excess $250,000 in the aggregate, (d) any deposit or cash collateral account to the extent such account contains exclusively cash collateral or deposits permitted to be made or incurred pursuant to Section 6.2(u) so long as the aggregate amount of Cash and Cash Equivalents or other amounts credited to such deposit accounts at any one time is not in excess of $250,000 in the aggregate (e) escrow accounts and fiduciary or trust accounts held exclusively for the benefit of unaffiliated third parties for Investments permitted by Section 6.6, and (f) any accounts exclusively used as 401(k) accounts or similar retirement account.

“Excluded Subsidiary” means each Subsidiary of Borrower that is (x) a CFC or a Qualified CFC Holding Company, or (y) a direct or indirect Subsidiary of any Person described in clause (x) of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Beneficiary or required to be withheld or deducted from a payment to a Beneficiary, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or political subdivision thereof) under the laws of which the Beneficiary is organized or in which the Beneficiary’s principal lending office is located, or (ii) that otherwise are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a Requirement of Law in effect on the date on which (i) such Lender acquires such interest in such a Term Loan or Term Loan Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to a Beneficiary’s failure to comply with Section 2.15(f); and (d) any United States withholding Taxes imposed under FATCA.

“Existing Investor Rights Agreement” means the Third Amended and Restated Investor Rights Agreement, dated as of March 5, 2018, by and between the Borrower and holders of Existing Preferred Stock.

“Existing First Refusal and Co-Sale Agreement” means the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of March 5, 2018, by and between the Borrower and holders of Existing Preferred Stock.

“Existing Voting Agreement” means the Fourth Amended and Restated Voting Agreement, dated as of March 5, 2018, by and between the Borrower and holders of Existing Preferred Stock.

“Existing Preferred Stock” means the 11,235,817 shares of preferred stock of the Borrower listed in Schedule 1.1(d) of the Credit Agreement Disclosure Letter, par value $0.001 per share, that is outstanding as of the Closing Date and as in effect on the date hereof.

“Existing Preferred Stockholder Documents” means any of the Existing Investor Rights Agreement, Existing First Refusal and Co-Sale Agreement and Existing Voting Agreement.

11

“Existing Noteholders” means the Persons that are holders (or permitted assigns) of the Existing Notes listed in Schedule 1.1(b) of the Credit Agreement Disclosure Letter hereof as of the date hereof.

“Existing Notes” means the unsecured Indebtedness of Borrower under each of the unsecured subordinated convertible notes that are listed on Schedule 1.1(b) of the Credit Agreement Disclosure Letter hereof, in each case, owing to Existing Noteholders as in effect on the Closing Date. The aggregate principal amount of Existing Notes on the Closing Date is $0.00.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any applicable intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Financial Officer of Borrower that such financial statements have been prepared in conformity with GAAP and fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and, in the case of quarterly financial statements and monthly reports delivered pursuant to Sections 5.1(a) and (c), subject to changes resulting from audit, absence of footnotes and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is prior to, or senior to any other Liens to which such Collateral is subject, other than any Permitted Priority Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“fuboTV Platform” as defined in Section 5.23.

12

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, provincial, municipal, national, supranational, or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, or officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government, or a supranational authority, including, without limitation, the European Union.

“Governmental Authorization” means any permit, license, authorization, certification, registration, approval, clearance, marking, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each wholly-owned Subsidiary of Borrower that is not an Excluded Subsidiary. The following is the only Guarantor on the Closing Date: Sports Rights Management, LLC.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the unaudited financial statements of Borrower and its Subsidiaries, for the 2016 and 2017 Fiscal Years of Borrower, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) for the interim period from the date of the financial statements referred to in the foregoing clause (i) to the most recent Fiscal Quarter ended at least 45 days prior to the Closing Date, internally prepared, unaudited financial statements of Borrower and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, certified by a Responsible Financial Officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments; provided, however, that such Historical Financial Statements are not GAAP compliant.

13

“Impacted Loans” as defined in Section 2.16(a).

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) all obligations represented by bonds, notes, debentures or similar instrument; (iii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iv) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (v) any earn-out or any obligation owed for all or any part of the deferred purchase price of property or services (other than any earn-out obligations that have not become and are not yet required to become a liability on the balance sheet of such Person in accordance with GAAP); (vi) all indebtedness for borrowed money secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vii) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof shall be paid or discharged, or any agreement relating thereto shall be complied with, or the holders thereof shall be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes; (xii) Disqualified Stock; (xiii) trade payables (including under Affiliation Agreements) more than 90 days past due (except to the extent subject to a bona fide dispute). The amount of any net obligation under any Swap Agreement on any date shall be deemed to the swap termination value thereof as of such date.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of no more than one outside counsel for all Indemnitees taken as a whole, or, with the consent of the Borrower (such consent not to be unreasonably withheld), one outside counsel to any Indemnitee, and one additional local counsel for all Indemnitees taken as a whole in any relevant jurisdiction, and solely in the case of an actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for all similarly situated affected persons taken as a whole) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including, but not limited to, securities and commercial federal, state or foreign laws, statutes, rules or regulations; Environmental Laws; OFAC and money laundering laws; and state and federal money transmission statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in connection with or as a result of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including Lender’s agreement to make Term Loans, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity in connection with or as a result of, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

14

“Indemnified Taxes” means any (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Documents, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Indemnitee Agent Party” as defined in Section 9.7.

“Information” as defined in Section 10.17.

“Installment” as defined in Section 2.8.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing certain Indebtedness owed among Credit Parties and their Subsidiaries in accordance with Section 6.1(b).

“Interest Payment Date” means (a) the last day of each calendar quarter commencing on the first such date to occur after the Closing Date and (b) the final maturity date.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person or of all or substantially all of the assets of (or any division or business line of) any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower from any other Person, of any Capital Stock of such Person; (iii) any direct or indirect loan, advance or capital contributions by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any swap Agreement, whether entered into for hedging or speculative purposes or otherwise; and (v) any direct or indirect sale of property for less than fair market value (including a disposition of Cash or Cash Equivalents in exchange for consideration of lesser value); provided, however, that such Investment pursuant to this clause (v) shall be valued at the difference between the value of the consideration for such sale and the fair market value of the property sold. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, all in accordance with GAAP.

“IT Assets” means the computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment used by the Credit Parties and their respective Subsidiaries in the operation of their respective businesses.

15

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided further, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Judgment Currency” as defined in Section 10.24.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Personal Property Collateral Access Agreement substantially in the form of Exhibit I (or such other form acceptable to the Collateral Agent) with such amendments or modifications as may be approved by Collateral Agent.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“LIBOR” means the per annum rate of interest (rounded up to the nearest 1/100th of 1.00%) determined by Administrative Agent at or about 11.00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to (a) the three-month London Interbank Offered Rate, or comparable or successor rate approved by Administrative Agent, as published on the applicable Bloomberg screen page (or other commercially available source designated by Administrative Agent from time to time) or (b) if LIBOR is not available for any reason, the average interest rate (as quoted to Administrative Agent) by three major banks in the London interbank LIBOR market selected by Administrative Agent) at which dollar deposits in the approximate amount of the Term Loans would be offered to Administrative Agent; provided that (i) any comparable or successor rate shall be applied by Administrative Agent, if administratively feasible, in a manner consistent with market practice and Section 2.16(c) and (ii) if LIBOR shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“LIBOR Successor Rate” as defined in Section 2.16(c).

“Licenses” means any and all Copyright Licenses, Patent Licenses, Trademark Licenses, and Trade Secret Licenses (in each case, as defined in the Pledge and Security Agreement).

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Liquidity” means the balance of unencumbered (other than by Liens securing the Obligations) Cash and Cash Equivalents, in each case, held in Controlled Accounts.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets, liabilities or financial condition of Borrower and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations as they come due; (iii) the legality, validity, binding effect, or enforceability against a Credit Party of any Credit Document to which it is a party; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

16

“Material Contract” means (i) any contract, license, agreement or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Credit Documents) for which the premature termination thereof could reasonably be expected to have a Material Adverse Effect, (ii) any indenture, note, agreement or other instrument evidencing Indebtedness of a type described in clauses (i) through (iv) of the definition thereof in an aggregate principal amount in excess of $1,000,000 that is binding upon the Borrower or any of its Subsidiaries or their respective assets.

“Material Debt” as defined in Section 8.1(b).

“Material Real Estate Asset” means either any fee-owned Real Estate Asset having a fair market value in excess of $1,000,000 or (ii) all fee-owned Real Estate Assets not subject to a Mortgage, having a fair market value in the aggregate in excess of $2,000,000, each as of the date of the acquisition thereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment or leases and rents or other security document granting to Agents a First Priority Lien on any Material Real Estate Asset to secure the Obligations in form and substance reasonably satisfactory to Agents and Borrower.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale (other than Asset Sales and other Dispositions made in reliance on clauses (a), (b), (d), (f), (g), (h), (i), (j), (k), (l), (m) or (n) of Section 6.8), an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct out-of-pocket, documented and reasonable costs and expenses incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including, without limitation (a) sales, transfer and other similar taxes paid or payable by Borrower or such Subsidiary, (b) income or gains taxes paid by the seller as a result of any gain recognized directly from such Asset Sale during the tax period the sale occurs or proceeds of the Asset Sale are received, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (d) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Subsidiaries in connection with such Asset Sale; provided that, upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Borrower or any of its Subsidiaries (a) under any casualty or business interruption insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including, without limitation, sales, transfer and other similar taxes paid or payable, income taxes or gains taxes payable as a result of any gain or other similar taxes recognized in connection therewith.

17

“Non-Core Territories” means any state, country, or other territory other than the United Kingdom, Spain, Italy, South Korea, Japan, the United States (including its territories and possessions), Germany, Canada, France, India and Australia.

“Non-U.S. Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Non-U.S. Security Documents” means, collectively, (x) any security document (other than the Pledge and Security Agreement or any other security or pledge agreement or mortgage governed by the laws of the United States, any state thereof, or the District of Columbia) entered into by a Credit Party as of the Closing Date and (y) any other security document entered into by a Credit Party, or governed by a law other than the laws of the United States, any state thereof, or the District of Columbia.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), Lenders or any of them, under any Credit Document, whether for principal, interest, fees, prepayment premium, early termination fees, expenses (including attorneys’ fees), indemnification or otherwise (including amounts which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such amounts in the related bankruptcy proceeding).

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Open Source License” as defined in Section 4.21.

“Open Source Software” means any software that is governed by or otherwise subject to an Open Source License.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, association or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Beneficiary, Taxes imposed as a result of a present or former connection between such Beneficiary and the jurisdiction imposing such Tax (other than connections arising solely from such Beneficiary having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document).

“Other Taxes” means all present and future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Credit Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

18

“Participant Register” as defined in Section 10.6(h).

“Patent” as defined in the Pledge and Security Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate in the form attached hereto as Exhibit J or reasonably satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Permitted Acquisition” means any acquisition, directly or indirectly, by Borrower or any Guarantor, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided that,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued, directly or indirectly, by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned 100% by Borrower or a Guarantor, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Sections 5.11;

(iv) either (a) the aggregate cash consideration paid in respect of all acquisitions of Persons organized under the laws of the United States, or any state thereof, during the term of this Agreement shall not exceed $3,000,000, (b) the aggregate cash consideration paid in respect all acquisitions of Persons not organized under the laws of the United States, or any state thereof, during the term of this Agreement shall not exceed $1,500,000 or (c) with respect solely to any acquisitions of Persons organized under the laws of the United States, or any state thereof, consummated on or after June 15, 2021, after giving effect to such acquisition as if such acquisition had occurred on the first day of the Test Period the pro forma Total Leverage Ratio shall not exceed the maximum Total Leverage Ratio level which is then applicable under Section 6.7(a), for such fiscal year;

(v) Borrower shall have delivered to Administrative Agent (A) at least five (5) Business Days (or such shorter period as may be agreed by Requisite Lenders) prior to the consummation of such proposed acquisition, a Compliance Certificate evidencing compliance as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with clause (iv) above, (B) a certification signed by an Authorized Officer of Borrower that such acquisition is being made in compliance with the terms and conditions set forth in the definition of “Permitted Acquisition” and (C) promptly upon request by Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) quarterly and annual financial statements of the Person whose Capital Stock or assets are being acquired for the Test Period prior to such proposed Permitted Acquisition, including any audited financial statements that are available;

19

(vi) any Person or assets or division as acquired in accordance herewith shall be in the same or related business or lines of business in which Borrower and/or its Subsidiaries are engaged as of the Closing Date or a line of business reasonably related or ancillary thereto;

(vii) with respect to an acquisition of all or substantially all of the assets or Capital Stock of any Person, the acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired; and

(viii) after giving effect to such acquisition, Minimum Liquidity shall be at least $3,000,000.

“Permitted Investments” means each of the Investments permitted pursuant to Section 6.6.

“Permitted Holders” means each of (i) 21st Century Fox America, Inc., (ii) , (iii) Northzone VIII L.P., (iv) Sky Ventures Limited, (v) Scripps Networks, LLC and (v) AMC and, in each case, their respective Affiliates.

“Permitted Joint Venture” means any Joint Venture (i) where the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, if any, each of the actions set forth in Sections 5.11, (i) where the Borrower shall have, upon acquisition thereof, pledged, or caused to be pledged, any Capital Stock of such Joint Venture owned by the Borrower or any Credit Party pursuant to the Pledge and Security Agreement1, (iii) engaged in the same or related business or lines of business in which Borrower and/or its Subsidiaries are engaged as of the Closing Date or a line of business reasonably related or ancillary thereto, (iv) where Borrower shall have delivered to Administrative Agent (A) at least five (5) Business Days (or such shorter period as may be agreed by Requisite Lenders) prior to the establishment of such Permitted Joint Venture or consummation of any proposed acquisition to acquire Capital Stock of such Permitted Joint Venture, copies of all material documentation relating to the proposed Permitted Joint Venture and any related documents reasonably requested by Administrative Agent (except, in each case, for documents or information subject to an applicable legal privilege, subject to a binding confidentiality or non-disclosure agreement prohibiting disclosure thereof to the Administrative Agent (other than an agreement entered into in contemplation of any Credit Parties’ obligations under the Credit Documents) so long as, to the extent practicable, the Borrower (x) describes the nature of the information being withheld and (y) uses commercially reasonable efforts to provide notice to the Administrative Agent that such information is being withheld (but solely if providing such notice would not waive any privilege or violate any obligation of confidentiality)), and (v) whose joint venture or similar agreement (a) requires that any Intellectual Property created by such Permitted Joint Venture which is an advancement, development, improvement, modification or other derivative of Intellectual Property of the Borrower or any other Credit Party be promptly assigned to and owned by the Borrower or any other Credit Party, (b) prohibits such Permitted Joint Venture from acquiring title in or owning any material Intellectual Property of the Borrower or any of its Subsidiaries, (c) shall not prohibit (x) the pledge of Capital Stock or assets of such Permitted Joint Venture by the Borrower or any of its Subsidiaries, or (y) foreclosure on the Capital Stock or assets of such Permitted Joint Venture; in each case to or by the Administrative Agent, for the benefit of the Secured Parties, and (d) does not contain any buy-sell mechanism or other arrangement pursuant to which Borrower is or may be required to sell or otherwise dispose of its Capital Stock in such Permitted Joint Venture.

20

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Priority Liens” means each of the Liens permitted pursuant to Sections 6.2(b), (c), (d), (e), (g), (i), (k), (l), (n) (o), (p), (q), (r), (s), (t) and (u) and any other non-consensual Liens permitted under Section 6.2 if and to the extent that the Requirements of Law creating, permitting, or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Collateral Documents.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Personal Information” means any information that alone or in combination with other information can be used to identify an individual person.

“Platform” as defined in Section 10.1(c).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit H, as it may be amended, supplemented or otherwise modified from time to time.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Borrower and each Lender.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to a Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure of that Lender by (B) an amount equal to the sum of the aggregate Term Loan Exposure of all Lenders.

“Projections” as defined in Section 4.8.

“Qualified CFC Holding Company” means a Subsidiary substantially all the assets of which are comprised of (i) Equity Interests in CFCs or other Qualified CFC Holding Companies and/or (ii) Indebtedness owed by CFCs or other Qualified CFC Holding Companies.

“Real Estate Asset” means, at any time of determination, any interest, right or title (fee, leasehold or otherwise) then owned or held by any Credit Party in and to any real property, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Register” as defined in Section 2.4(b).

21

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any person, such person’s affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and representing more than 50% of the aggregate Term Loan Exposure of all Lenders; provided that, at any time there shall be three or fewer Lenders (other than if there is only one Lender or all Lenders are affiliated Lenders), “Requisite Lenders” shall mean “at least two unaffiliated Lenders having or holding Term Loan Exposure and representing more than 50% of the aggregate Term Loan Exposure of all Lenders.”

“Responsible Financial Officer” means, with respect to any Person, such Person’s chief financial officer, chief accounting officer, or other officer with substantially the same authority and responsibility.

“Responsible Officer” means, with respect to any Person, such Person’s Responsible Financial Officers, chief executive officer, chief marketing officer, chief technology officer, chief compliance officer, general counsel or other officer with substantially the same authority and responsibility.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend or distribution payable solely in shares of Capital Stock (which is not Disqualified Stock) or to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding; (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, Subordinated Indebtedness, (v) payments with respect to any earn-out obligation or deferred purchase price in connection with any acquisition agreement constituting Indebtedness (other than working capital adjustments); and (vi) payments in respect of the unsecured Indebtedness of Borrower in existence on the Closing Date described on Schedule 6.1.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

22

“Sanctioned Person” means Person who is the subject of or implicated under an OFAC sanction program.

“Sanctions” as defined in Section 4.27.

“Scheduled Unavailability Date” as defined in Section 2.16(c).

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” as defined in the Pledge and Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Series D Preferred Stock” means the shares of the Borrower’s Series D Preferred Stock, $0.001 par value per share.

“Solvency Certificate” means a Solvency Certificate of a Responsible Financial Officer of Borrower substantially in the form of Exhibit F-2.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets taken as a going concern; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur debts beyond its ability to pay such debts as they become due in the ordinary course (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subordinated Indebtedness” means any unsecured Indebtedness of Borrower or its Subsidiaries incurred from time to time, including each Existing Note, that is subordinated in right of payment to the Obligations and (a) that, if guaranteed, is only guaranteed by the Guarantors, (b) that is not subject to scheduled amortization, redemption, sinking fund or similar payment (other than (x) any payment, whether in cash or through the issuance of Capital Stock, pursuant to the Existing Notes and (y) (i) the conversion of convertible securities into other equity securities (other than Disqualified Stock) pursuant to the terms of such convertible equity securities and (ii) the payment of cash in lieu of fractional shares in connection therewith, provided such cash does not represent greater than a de minimis portion of the total fair market value of such convertible equity securities), and does not have a final maturity, in each case, on or before the date that is 90 days after the Term Loan Maturity Date (other than pursuant to the Existing Notes), (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Credit Party in any material respect than any comparable covenant in this Agreement, (d) shall be limited to cross-payment default and cross-acceleration to designated “senior debt” (including the Obligations), and (e) the terms and conditions of the subordination are reasonably acceptable to the Administrative Agent.

23

“Subscriber Level” means, as of any date of determination, the number of persons who have subscribed to and are current in payments as to the Borrower’s content streaming services.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies or commodities.

“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including elections, declarations, disclosures, claims for refunds, estimates and information returns) required to be filed with a taxing authority with respect to any Tax, including any schedules or attachment thereto, and including any amendment or supplement thereto.

“Term Loan” means the senior loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund the Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of the Term Loan Commitments as of the Closing Date is $25,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loan of any Lender; provided that, at any time prior to the making of the Term Loan, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Maturity Date” means April 6, 2023.

“Term Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“Test Period” means each period of four consecutive Fiscal Quarters of the Borrower then last ended and for which financial statements have been (or were required to be) delivered pursuant to Section 5.1(a) or (b).

“Title Policy” as defined in Section 5.12(c).

24

“Total Leverage Ratio” means, as of the date of determination, the ratio of (i) Consolidated Total Debt as of such date minus the aggregate amount of any Liquidity in excess of $3,000,000, to (ii) Consolidated Adjusted EBITDA for the Test Period ending on such date.

“Trade Announcements” as defined in Section 10.17.

“Trademark” as defined in the Pledge and Security Agreement.

“Transaction Costs” means the fees, costs and expenses payable by Borrower or any of its Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Voidable Transfer” as defined in Section 10.23.

“Withholding Agent” means any Credit Party and the Administrative Agent.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP; provided that, if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change in GAAP or in the application thereof occurring after the Closing Date (an “Accounting Change”) on the operation of such provision (or if Agent notifies Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement; provided, further, that if GAAP requires the Borrower subsequent to the Closing Date to cause operating leases to be treated as capitalized leases or otherwise to be reflected on such Person’s balance sheet, then such change shall not be given effect hereunder, and those types of leases which were treated as operating leases as of the Closing Date shall continue to be treated as operating leases that would not otherwise be required to be reflected on such Person’s balance sheet. Financial statements and other information required to be delivered by Borrower to Lender pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (subject, in the case of unaudited financial statements and other information, to year-end audit adjustments and the absence of footnotes). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3 Pro Forma Calculations. Solely for purposes of determining whether any action is otherwise permitted to be taken under Section 6 (other than determining compliance with Section 6.7), Consolidated Adjusted EBITDA shall be measured as of the end of the applicable Fiscal Quarter for the Test Period, and shall be calculated on a pro forma basis as if the subject action had occurred at the beginning of such four Fiscal Quarter period.

25

1.4 Interpretation, Construction, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” References to agreements (including this Agreement) or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time to the extent not prohibited herein. Any reference herein to the satisfaction, repayment, or payment in full of the Obligations or Guaranteed Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Term Loans, together with the payment of any premium applicable (including any Applicable Prepayment Premium) to the repayment of the Term Loans, (ii) all costs and expenses that have accrued hereunder or under any other Credit Document for the account of the Agents, Lenders, their respective affiliates or any of them and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Credit Document and are unpaid, (b) the receipt by Agents of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time, such cash collateral to be in such amount as any Agent reasonably determines is appropriate to secure such contingent Obligations and (c) the termination of all of the Term Loan Commitments of all Lenders.

Section 2. TERM LOANS

2.1 Term Loans.

(a) Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, Term Loans to Borrower in an amount equal to such Lender’s Term Loan Commitment. Borrower may make only one borrowing under the Term Loan Commitment, which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.8, 2.9 and 2.10, all outstanding amounts owed hereunder (other than contingent indemnification and reimbursement obligations for which no claim has been made) with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

(b) Borrowing Mechanics for Term Loans.

(i) Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than three (3) Business Days prior to the Closing Date with respect to the Term Loans (or such shorter period as may be acceptable to Administrative Agent). Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Term Loan available to Administrative Agent not later than 10:30 am (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office.

(iii) Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders to be credited to any account of Borrower as may be designated in writing to Administrative Agent by Borrower.

26

2.2 Pro Rata Shares. All Term Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby; provided that, the failure of any Lender to make a Term Loan requested hereunder or purchase a participation required hereby shall not in itself relieve any other Lender of its obligation to make a Term Loan requested hereunder or purchase a participation required hereby.

2.3 Use of Proceeds. The proceeds of the Term Loans shall be used for working capital and general corporate purposes of Borrower and its Subsidiaries. No portion of the proceeds of any Term Loans shall be used in any manner that causes or might cause such Term Loans or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any regulation thereof.

2.4 Evidence of Debt; Register; Lenders’ Books and Records; Term Loan Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that, the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the principal amounts and stated interest of the Term Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower and shall be provided to each Lender (with respect to any entry relating to such Lender’s Term Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Term Loans, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided that, Administrative Agent may correct any failure to make any such recordation or any error in such recordation without compromising Borrower’s Obligations in respect of any Term Loan. Borrower hereby designates the entity serving as Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4 and Section 10.6, and Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c) Term Loan Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent), Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is a permitted successor or assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) Term Loan Notes to evidence such Lender’s Term Loans.

27

2.5 Interest on Term Loans.

(a) Except as otherwise set forth herein, the Term Loans shall bear interest on the unpaid outstanding principal amount thereof from the Closing Date to, but excluding, the date of repayment (whether by acceleration or otherwise) thereof at a rate equal to LIBOR plus 5.25% per annum to be paid as follows, at the election or deemed election of Borrower in accordance with Section 2.5(e):

(i) 100% of such interest on the Term Loans to be paid in cash; or

(ii) (x) 50% of such interest on the Term Loans to be paid in cash and (y) the remaining 50% of such interest on the Term Loans to be paid by issuing to the Administrative Agent, at the election of Borrower, (a) Series D Preferred Stock or (b) Alternate Preferred Stock.

(b) The value of all Series D Preferred Stock or Alternate Preferred Stock issued in lieu of cash interest pursuant to Section 2.5(a)(ii) shall be (x) in the case of Series D Preferred Stock, the lesser of (i) $25.30 per share, and (ii) the lowest price per share paid by any investor for Series D Preferred Stock issued after the Closing Date (not giving effect to any issuance fees, discounts or premiums or any dividend and any discounts applicable upon the conversion of convertible debt securities into Series D Preferred Stock); and (y) in the case of Alternate Preferred Stock, the lowest price per share paid by any investor for Alternate Preferred Stock issued after the Closing Date (not giving effect to any discounts applicable upon the conversion of convertible debt securities into Alternate Preferred Stock but giving effect to any supplemental issuance fees or premiums or any dividend paid in connection with such conversion which were not granted in connection with the initial issuance of such convertible debt securities). In the event of any dividend, distribution stock split, stock combination or other recapitalization event affecting the Series D Preferred Stock or Alternate Preferred Stock, the effect of such dividend, distribution stock split, stock combination or other recapitalization event on the value of the Series D Preferred Stock or Alternate Preferred Stock, as applicable, shall be determined by the Administrative Agent in consultation with Borrower and the applicable per share price shall be adjusted by the Administrative Agent in consultation with Borrower to preserve the economic ratio of the interest payable to the Lenders.

(c) Interest payable pursuant to Sections 2.5(a) shall be computed on the basis of a 360-day year and actual days elapsed. In computing interest on any Term Loan, the date of the making of such Term Loan shall be included, and the date of payment of such Term Loan shall be excluded; provided that, if a Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Term Loan.

(d) Except as otherwise set forth herein, interest on each Term Loan shall accrue on a daily basis and shall be payable in arrears (i) on each Interest Payment Date with respect to interest accrued on and to each such Interest Payment Date; (ii) upon any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued but unpaid on the amount being prepaid; and (iii) on the Term Loan Maturity Date to the extent accrued but unpaid.

(e) If the Borrower wants to pay a portion of the interest due by issuing Series D Preferred Stock or Alternate Preferred Stock pursuant to Section 2.5(a)(ii), the Borrower shall deliver to the Administrative Agent, at least (x) three (3) Business Days with respect to any payment elected to be made in Series D Preferred Stock or (y) five (5) Business Days with respect to any payment to be made in Alternate Preferred Stock, prior to the applicable Interest Payment Date, a duly executed irrevocable notice of election by which an Authorized Officer of Borrower certifies (i) the amount of interest on such Interest Payment Date that will be paid in the form of Series D Preferred Stock (or Alternate Preferred Stock)), (ii) the calculation, set forth in reasonable detail, of the valuation of such Series D Preferred Stock (or Alternate Preferred Stock) to be issued in lieu of cash interest, (iii) in the case of any Alternate Preferred Stock, the terms of such Alternate Preferred Stock are no less favorable to the Administrative Agent than the terms of the Series D Preferred Stock and (iv) that attached thereto are copies of all material documentation, in each case, related to such Series D Preferred Stock or Alternate Preferred Stock, as applicable. In the event no notice of election is delivered at least three (3) or five (5) Business Days, as applicable, prior to the applicable Interest Payment Date, Borrower shall be deemed to have irrevocably elected to make 100% of the applicable interest payment in the form of cash pursuant to Section 2.5(a)(i).

28

2.6 Default Interest. Upon the occurrence and during the continuance of any Default or Event of Default, the principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Term Loans or any fees or other amounts owed hereunder, shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand in cash at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Term Loans or any such interest, fees and other amounts (the “Default Rate”). Payment or acceptance of the increased rates of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.7 Fees. Borrower agrees to pay Administrative Agent a fee equal to [***] per annum, to be paid within thirty days after the last day of each Fiscal Year so long as AMC or its Affiliates no longer hold any Capital Stock of the Borrower.

2.8 Scheduled Payments. Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of Lenders, the principal of the Term Loans on the following dates and in the amounts set forth opposite such dates below, together with accrued and unpaid interest on such payment amount:

DATE	AMOUNT
Prior to March 31, 2020	None
March 31, 2020	$1,250,000
June 30, 2020	$1,250,000
September 30, 2020	$1,250,000
December 31, 2020	$1,250,000
March 31, 2021	$1,875,000
June 30, 2021	$1,875,000
September 30, 2021	$1,875,000
December 31, 2021	$1,875,000
March 31, 2022	$3,125,000
June 30, 2022	$3,125,000
September 30, 2022	$3,125,000
December 30, 2022	$3,125,000

29

(each such payment, an “Installment”) and (ii) on the Term Loan Maturity Date, the aggregate principal amount of all Term Loans outstanding on such date. Notwithstanding the foregoing, (x) each Installment shall be reduced on a pro rata basis by the amount of any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.9, 2.10 and 2.11, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.

2.9 Voluntary Prepayments / Prepayment Premium.

(a) Subject to Section 2.9(c), at any time and from time to time Borrower may prepay any such Term Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.14(a)).

(b) All such prepayments shall be made upon not less than five (5) Business Days’ prior written notice (or such shorter period as agreed to by the Administrative Agent in its sole discretion), in each case given to Administrative Agent by 11:00 a.m. (New York City time) on the date required. Promptly following receipt of any such notice, Administrative Agent shall advise Lenders of the contents thereof. A prepayment notice delivered pursuant to this Section 2.9(b) may be conditioned upon the effectiveness of other credit facilities or consummation of any other transaction and, in such case, may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such voluntary prepayment shall be applied as specified in Section 2.11(a). Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 2.5.

(c) In the event all or any portion of the Term Loans are repaid or prepaid in connection with (i) any voluntary prepayment under this Section 2.9, (ii) any mandatory prepayment required under Section 2.10 as a result of or in connection with a Change of Control or a sale of all or substantially all assets of the Credit Parties (taken as a whole) or (iii) any acceleration of Term Loans in accordance with Section 8.1, then the amount repaid or prepaid or assigned shall be accompanied by the payment of the Applicable Prepayment Premium (if any) payable in connection with such repayment.

2.10 Mandatory Prepayments.

(a) Asset Sales. No later than three (3) Business Days following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, upon delivery of a written notice to Administrative Agent, Borrower shall have the option, directly or through one or more Subsidiaries, to invest such Net Asset Sale Proceeds (the “Asset Sale Reinvestment Amounts”) in assets useful in the existing lines of business of Borrower at such time if such assets are purchased or constructed within three hundred and sixty five (365) days following receipt of such Net Asset Sale Proceeds; provided further that to the extent such Net Asset Sale Proceeds result from Collateral, Borrower will reinvest such Net Asset Sale Proceeds in Collateral; provided further that, notwithstanding the foregoing, the aggregate Asset Sale Reinvestment Amounts that may be excluded from the foregoing requirements shall not exceed $250,000 in any Fiscal Year of the Borrower and $750,000 in the aggregate for the term of the Term Loans. In the event that the Asset Sale Reinvestment Amounts are not reinvested prior to the last day of such three hundred and sixty five (365) day period, Borrower shall be required to use such amounts to prepay the Term Loans and Administrative Agent shall apply such Asset Sale Reinvestment Amounts to the Obligations as set forth in Section 2.11(b).

30

(b) Insurance/Condemnation Proceeds. No later than three (3) Business Days following the date of receipt by Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Term Loans as set forth in Section 2.11(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such aggregate Net Insurance/Condemnation Proceeds within three hundred and sixty five (365) days of receipt thereof in assets useful in the existing lines of business of Borrower at such time; provided, further that to the extent such Net Insurance/Condemnation Proceeds result from Collateral, Borrower will reinvest such Net Insurance/Condemnation Proceeds in Collateral.

(c) Issuance of Debt. On the date of receipt by Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Term Loans as set forth in Section 2.11(b) in an aggregate amount equal to 100% of such proceeds.

(d) Prepayment Certificate. Concurrently with any prepayment of the Term Loans pursuant to Sections 2.10(a) through 2.10(c), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds and any fees required to be paid in connection therewith, as the case may be. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Term Loans, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.11 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments to Term Loans. Any voluntary prepayments of Term Loans pursuant to Section 2.9 shall be applied as follows unless the post-default waterfall set forth in Section 2.12(g) is in effect:

first, to the payment of all fees, and all expenses specified in Section 10.2, to the full extent thereof;

second, ratably, to the payment of any unpaid interest accrued at the Default Rate, if any;

third, ratably, to the payment of any accrued but unpaid interest (other than Default Rate interest);

fourth, to the payment of the fees payable pursuant to Section 2.7, if any; and

fifth, ratably, to prepay Term Loans; provided that such prepayment shall be applied to the remaining scheduled Installments of principal of the Term Loans in direct order of maturity (for the avoidance of doubt, any amount that is due and payable on the Term Loan Maturity Date shall constitute an Installment).

(b) Application of Mandatory Prepayments to Term Loans. Any mandatory prepayments of Term Loans pursuant to Section 2.10 shall be applied as follows unless the post-default waterfall set forth in Section 2.12(g) is in effect:

31

first, to the payment of all fees and all expenses specified in Section 10.2, to the full extent thereof;

second, ratably, to the payment of any unpaid interest accrued at the Default Rate on the Term Loans, if any;

third, ratably, to the payment of any unpaid interest accrued on the Term Loans (other than Default Rate interest);

fourth, to the payment of the fees payable pursuant to Section 2.7, if any; and

fifth, ratably, to prepay Term Loans by being applied to the remaining scheduled Installments of principal of the Term Loans on a pro-rata basis (for the avoidance of doubt, any amount that is due and payable on the Term Loan Maturity Date shall constitute an Installment);

provided, that any Lender may elect, by written notice to Administrative Agent and Borrower at least one (1) Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans pursuant to Section 2.10, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans, but was so declined shall be ratably offered to each Lender that initially accepted such prepayment and any amounts rejected by such Lenders shall be retained by Borrower.

2.12 General Provisions Regarding Payments.

(a) On the Term Loan Maturity Date, all of the Obligations with respect to the Term Loans shall immediately become due and payable without notice or demand and Borrower shall be required to repay all of such Obligations in full (other than contingent indemnification and reimbursement obligations for which no claim has been made).

(b) All payments of principal, interest, fees and other Obligations payable in cash shall be made in Dollars in immediately available funds, without defense, recoupment, deduction, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent for the account of the Lenders, not later than 11:00 a.m. (New York City time) on the date due via wire transfer of immediately available funds at such location or bank account as may be designated by the Administrative Agent from time to time in writing to Borrower; funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid on the next Business Day.

(c) All payments of interest payable in Series D Preferred Stock or Alternate Preferred Stock shall be made by Borrower by (i) issuing duly authorized, validly issued, fully paid and non-assessable shares of Series D Preferred Stock or Alternate Preferred Stock, as applicable, to the Administrative Agent (in the name of the applicable Lender) for the account of the Lenders, representing such Capital Stock in book-entry form on the Borrower’s register of Capital Stock on the date due and (ii) so long as such shares of Series D Preferred Stock or Alternate Preferred Stock are issued in certificated form, promptly delivering to the Administrative Agent original certificates representing such Capital Stock. Borrower shall not be obligated to issue fractional shares and any fractional share shall be rounded upward to the nearest whole number. In advance of each Interest Payment Date, Borrower shall take all action necessary under applicable law to deliver the Series D Preferred Stock or Alternate Preferred Stock, as applicable, and to ensure all such Series D Preferred Stock or Alternate Preferred Stock, as applicable, is duly authorized, validly issued and is fully paid and non-assessable. Each of the Lenders shall be required to execute counterpart signature pages or joinder agreements, to the extent applicable, to the Borrower’s Existing Preferred Stockholder Agreements and an applicable stock purchase agreement, in each case, as amended, restated or otherwise modified from time to time and any other documents reasonably requested by Borrower prior to receipt of any Series D Preferred Stock or Alternate Preferred Stock; provided, however, that all such counterpart signature pages, joinder agreements, stock purchase agreements or other documents shall be in form and substance reasonably acceptable to such Lenders; provided, further, that any Lender’s failure to comply with the foregoing requirement shall not in any way impair Borrower’s right to make payments of interest to the Administrative Agent pursuant to Section 2.5(a)(ii).

32

(d) If any payment shall come due on a day other than a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest.

(e) All payments in respect of the principal amount of any Term Loan shall be accompanied by payment of the cash component of accrued but unpaid interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied first, to the payment of interest then due and payable and second, to principal.

(f) The Administrative Agent shall deem any payment by or on behalf of Borrower hereunder payable in Dollars that is not made in same day funds prior to 11:00 a.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice (confirmed in writing) to Borrower if any payment is non-conforming. Any non-conforming payment that is not promptly converted into a payment acceptable to the Administrative Agent pursuant to the requirements of this Section 2.12(f) may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and is continuing, all payments made hereunder or under any other Credit Document shall be remitted to Administrative Agent and all payments or proceeds received by any Agent hereunder or under any other Credit Document in respect of any of the Obligations, including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows: first, to the payment of all costs and expenses of such sale, collection or other realization, including the reasonable out-of-pocket costs and expenses of each Agent (including the reasonable and documented fees, expenses and disbursements of their respective counsel and agents) and all other expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender) and all advances made by any Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof, and to the payment of any and all other indemnities or costs that constitute Obligations then due to any Agent under any Credit Document, until paid in full; second, to pay any fees then due to the Agents (ratably among them) under the Credit Documents until paid in full; third, ratably, to pay any costs, expenses or indemnities then due to any of the Lenders under the Credit Documents until paid in full; fourth, to pay any fees or premiums (including any fees payable pursuant to Section 2.7) then due to any of the Agents or Lenders under the Credit Documents until paid in full; fifth, ratably, to pay interest accrued in respect of the Term Loans until paid in full, sixth, ratably to pay the principal of all Term Loans until the principal of the Term Loans is paid in full; provided that such prepayment shall be applied to the remaining scheduled Installments of principal of the Term Loans in inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Term Loan Maturity Date shall constitute an Installment); seventh, to the payment of all other Obligations; and eighth, to the extent of any excess of such proceeds, to the payment to or upon the order of the Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct. For purposes of this Section 2.12(g), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts then owing on account of such type of Obligation, as applicable, including interest accrued after the commencement of any insolvency proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any insolvency proceeding.

33

2.13 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in this Agreement with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents or under any separate agreement in writing among all of Lenders and the Agents as to any such payment or reduction (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.14 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. In the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Term Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.14(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

34

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Term Loans or other obligations hereunder with respect to the Term Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy or liquidity), then from time to time, within five (5) Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.14(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c) For purposes of this Section 2.14 and for all other purposes pursuant to this Agreement, it is agreed that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives made thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States or foreign regulatory authority, shall, in each case, be deemed to be enacted, adopted, issued, phased in or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in or effective.

2.15 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes.

(b) Withholding of Taxes. If, as determined in the good faith discretion of the applicable Withholding Agent, any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any sum paid or payable by Administrative Agent to any Lender on account of an obligation of a Credit Party under any of the Credit Documents: (i) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law; (ii) to the extent the relevant deduction or withholding includes any Indemnified Taxes (or any and all Taxes in the case of withholding by Administrative Agent on a payment to any Lender on account of an obligation of a Credit Party), the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding for any Indemnified Taxes (or any and all Taxes in the case of withholding by Administrative Agent on a payment to any Lender on account of an obligation of a Credit Party) (including such deductions and withholdings applicable to additional sums payable under this Section 2.15), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction or withholding for any Indemnified Taxes (or any and all Taxes in the case of withholding by Administrative Agent on a payment to any Lender on account of an obligation of a Credit Party) been required or made; and (iii) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (i) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the Governmental Authority.

35

(c) Payment of Other Taxes. The Credit Parties shall timely pay to any relevant Governmental Authority, any Other Taxes, or at the option of the Administrative Agent and upon Administrative Agent’s delivery to Borrower of evidence of payment for Other Taxes reasonably satisfactory to Borrower, timely reimburse Administrative Agent for the payment of Other Taxes. As soon as practicable after any payment of Other Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to Administrative Agent evidence of such payment reasonably satisfactory to Administrative Agent.

(d) Indemnification by Credit Parties. The Credit Parties shall jointly and severally indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Administrative Agent or Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. Each Lender shall indemnify Administrative Agent, within 30 days after demand therefor, for the full amount of any and all Taxes and any and all related losses, claim, liabilities and expenses (including fees, charges and disbursements of any counsel for Administrative Agent) incurred by or asserted against Administrative Agent by the relevant Governmental Authority as a result of the failure of Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or Administrative Agent or delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.

(e) Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(h) relating to the maintenance of a Participant Register, (ii) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

36

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code shall deliver to Administrative Agent for transmission to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Agent or Borrower), one executed original of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal back-up withholding tax.

(B) each Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the Closing Date (or date in which it becomes a party to this Agreement, and from time to time thereafter upon the reasonably request of the Borrower or the Administrative Agent) whichever of the following is applicable: (1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (2) executed copies of Internal Revenue Service Form W-8ECI; (3) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a Certificate Regarding Non-Bank Status together with executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, properly completed and duly executed by such Lender; or (4) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, a Certificate Regarding Non-Bank Status, Internal Revenue Service Form W-9 and/or other certification documents from each beneficial owner, as applicable.

37

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely with respect to this clause (E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E) each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.15(f) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Borrower and the Administrative Agent updated copies of such forms, certificates or other evidence, or shall promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15(including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

38

(h) Survival. Each party’s indemnification obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.16 Making or Maintaining LIBOR Term Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto), on the date that is two Business Days prior to the applicable Interest Payment Date that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and interest period of such Term Loans or (ii) adequate and fair means do not exist for ascertaining the interest rate applicable to such Term Loans on the basis provided for in the definition of LIBOR (in the case with respect to clause (i) above, the “Impacted Loans”), Administrative Agent shall on such date give notice (by telecopy or by telephone confirmed in writing) to Borrower and each Lender of such determination.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) (i) of this Section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section (which it shall use commercially reasonable efforts to do promptly upon cessation of the circumstances described therein), (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Term Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, if at any time the Administrative Agent reasonably determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (i) the circumstances set forth in clause (a)(ii) of this Section have arisen and such circumstances are unlikely to be temporary, (ii) the circumstances set forth in clause (a)(i) of this Section have not arisen but the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR shall no longer be used for determining interest rates for loans (such specific date, the “Scheduled Unavailability Date”), or (iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time (the “LIBOR Successor Rate”), and shall enter into an amendment to this Agreement to reflect such LIBOR Successor Rate and such other related changes to this Agreement as may be applicable (including any conforming changes to the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent and the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent reasonably determines in consultation with the Borrower). Notwithstanding anything to the contrary in Section 10.5, such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to each Lender and Borrower unless, prior to such time, the Requisite Lenders have delivered to the Administrative Agent written notice that such Lenders do not accept such amendment. Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than 0.00% for purposes of this Agreement.

39

Section 3. CONDITIONS PRECEDENT

3.1 Conditions Precedent. The obligation of each Lender to make Term Loans hereunder on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived) as determined by the Administrative Agent and Lenders in their sole discretion:

(a) Credit Documents. Administrative Agent shall have received copies of this Agreement and each other Credit Document executed and delivered by each applicable Credit Party and each other Person party thereto.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of each Organizational Document of each Credit Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of each Person executing any Credit Documents; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by such Credit Party’s secretary or an assistant secretary or other Authorized Officer as being in full force and effect without modification or amendment; (iv) a good standing certificate (or, to the extent such concept exists, the applicable foreign equivalent) from the applicable Governmental Authority (x) of each Credit Party’s jurisdiction of incorporation, organization or formation and (y) in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date, except, in the case of subclause (y) where failure to so qualify would not reasonably be expected to result in a Material Adverse Effect; and (v) such other documents as Administrative Agent may reasonably request.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Borrower and its Subsidiaries as of the Closing Date shall be as set forth in Schedule 4.2 of the Credit Agreement Disclosure Letter.

(d) Evidence of Waivers and Consents. Administrative Agent shall have received evidence satisfactory to it that all waivers, consents and affirmative votes required under the terms of the Existing Preferred Stockholder Documents (including, but not limited to a waiver of the right of first offer contained in Section 4.1 of the Existing Investor Rights Agreement and consents or affirmative votes pursuant to Section 3.3 of the Certificate of Incorporation) to give effect to the transactions and arrangements contemplated by this Agreement and any AMC Equity Transaction Document, have been obtained in accordance with the terms of those Existing Preferred Stockholder Documents, as applicable.

40

(e) AMC Affiliation Agreement. The AMC Affiliation Agreement shall be in full force and effect in accordance with the terms thereof.

(f) Appointment of AMC Nominee Director and Observer. The AMC Nominee Director shall have been appointed to the board of directors of the Borrower and the AMC Nominee Observer shall have been designated and allowed to participate at Board Meetings, in each case pursuant to and to the extent provided under the AMC Equity Transaction Documents.

(g) AMC Equity Transaction. On or prior to the Closing Date, the following transactions shall have been consummated or, substantially simultaneously with the borrowing of the Term Loans on the Closing Date, shall be consummated:

(i) the issue of Series D Preferred Stock to AMC in accordance with the AMC Equity Transaction Documents; and

(ii) all other items required to be done on or before the Closing Date by the AMC Equity Transaction Documents.

(h) Conditions Relating to Series D Preferred Stock. Prior to the Closing Date, Borrower has:

(i) reserved for issuance a sufficient number of shares of Series D Preferred Stock for payment of all interest it may elect to pay in the form of Series D Preferred Stock pursuant to Section 2.5 for each Interest Payment Date prior to the first anniversary of the Closing Date, and has provided evidence of such reservation to the Lenders;

(ii) taken all corporate actions required to deliver all Series D Preferred Stock it may elect to deliver in lieu of cash pursuant to Section 2.5 for each Interest Payment Date prior to the first anniversary of the Closing Date; and

(iii) received any other required approvals in order to issue all shares of Series D Preferred Stock it may elect to pay in the form of Series D Preferred Stock pursuant to Section 2.5 for each Interest Payment Date prior to the first anniversary of the Closing Date;

provided, for the purposes of this Section 3.1(h), it shall be assumed that Borrower has elected to pay 50% of all interest payable in the form of Series D Preferred Stock pursuant to Section 2.5 for each Interest Payment Date prior to the first anniversary of the Closing Date.

(i) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or reasonably advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance satisfactory to Administrative Agent.

(j) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected and continuing First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

41

(i) the fully executed Pledge and Security Agreement;

(ii) evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents, as applicable, to the extent required hereby and thereby (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities and instruments and chattel paper as provided therein);

(iii) a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(iv) the fully executed Intercompany Note, evidencing certain Indebtedness permitted to be incurred pursuant to Section 6.1(b);

(v) [Reserved];

(vi) fully executed Intellectual Property Security Agreements, in proper form for filing or recording with the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority, as applicable, memorializing and recording the encumbrance of the Intellectual Property listed in Schedule 5.2 to the Pledge and Security Agreement;

(vii) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices, security interests or comparable documents that name any Credit Party as debtor and that are filed in those state and county jurisdictions in which any Credit Party is organized or maintains its chief executive office and such other searches that are required by the Perfection Certificate or that Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens or any other Liens acceptable to Collateral Agent); and

(viii) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) required by Collateral Agent.

(k) Financial Statements; Projections. Lenders shall have received from Borrower (i) the Historical Financial Statements and (ii) the Projections.

(l) Evidence of Insurance. Collateral Agent shall have received a certificate from Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, in each case, in form and substance satisfactory to Collateral Agent, and each of which shall be endorsed or otherwise amended to include a “standard” or “New York” loss payable or mortgagee endorsement (as applicable) and shall name Collateral Agent, on behalf of the Secured Parties, as additional insured or loss payee, in form and substance satisfactory to Collateral Agent.

(m) Opinions of Counsel to Credit Parties. Lenders shall have received an executed copy of the written opinions of Wilson, Sonsini, Goodrich & Rosati, P.C., as counsel for Credit Parties, as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date, and in form and substance reasonably satisfactory to Administrative Agent.

42

(n) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from the chief executive officer or a Responsible Financial Officer of Borrower, dated as of the Closing Date, and addressed to Administrative Agent and Lenders, substantially in the form of Exhibit F-2, certifying that immediately after giving effect to the consummation of the transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, the Borrower and its Subsidiaries on a consolidated basis will be Solvent.

(o) Closing Date Certificate. A Responsible Officer of Borrower shall have delivered an originally executed Closing Date Certificate, together with all attachments thereto, executed by an Authorized Officer of Borrower representing and warranting that, as of the Closing Date, the conditions set forth in Section 3.1 (q), (u) and (v) have been satisfied.

(p) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or, to the knowledge of any Credit Party, threatened in writing in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of Administrative Agent, singly or in the aggregate: (i) prohibits, limits, restrains or impairs the making of the Term Loans or the rights of the Lenders under this Agreement or the related AMC Equity Transaction Documents or any of the other transactions contemplated by the Credit Documents, (ii) prohibits, limits, restrains or impairs the grant by the Borrower of a First Priority Lien on the Collateral (subject to Permitted Priority Liens) in favor of Collateral Agent, on behalf of the Secured Parties, or (iii) that could have a Material Adverse Effect.

(q) No Material Adverse Effect. Since December 31, 2016, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(r) Minimum Liquidity. On the Closing Date, and immediately after giving effect to the Term Loans to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, Liquidity of Credit Parties is equal to or greater than $3,000,000.

(s) USA PATRIOT Act. At least three (3) Business Days prior to the Closing Date, Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Act and requested by Lenders at least five (5) Business Days prior to the Closing Date.

(t) Funding Notice. Administrative Agent shall have received a fully executed Funding Notice.

(u) Representations and Warranties. Immediately before and immediately after giving effect to the Term Loans, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.

(v) No Default. As of the Closing Date, no event shall have occurred and be continuing or would immediately result from the consummation of the Term Loans that would constitute an Event of Default or a Default.

43

Section 4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make the Term Loans, each Credit Party represents and warrants to each Agent and Lender the following statements are true and correct:

4.1 Organization; Requisite Power and Authority; Qualification. Each of Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of its jurisdiction of organization as identified in Schedule 4.1 of the Credit Agreement Disclosure Letter, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) except in jurisdictions where the failure to be so qualified or in good standing could not be reasonably expected to have a Material Adverse Effect, is qualified to do business and in good standing in every jurisdiction wherever necessary to carry out its business and operations.

4.2 Capital Stock and Ownership. Any Capital Stock of Borrower issued, sold or delivered to any Lender pursuant to Section 2.5(a)(ii), when so issued, sold or delivered to the Lenders in pursuant to Section 2.5(a)(ii), was duly authorized and validly issued and fully paid and non-assessable. Except as set forth on Schedule 4.2 of the Credit Agreement Disclosure Letter, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Capital Stock of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Borrower or any of its Subsidiaries. Schedule 4.2 of the Credit Agreement Disclosure Letter correctly sets forth the capitalization of Borrower as of the Closing Date.

4.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary corporate action or similar proceedings (including, without limitation, approval by the board of directors, shareholders, members or partners) on the part of each Credit Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any material law or any material governmental rule or regulation applicable to Borrower or any of its Subsidiaries, any of the Organizational Documents of Borrower or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract or any other material Contractual Obligation of Borrower or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Material Contract or other material Contractual Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and are in full force in effect.

44

4.5 Governmental Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for required reports pursuant to the Exchange Act and filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6 Binding Obligation; Perfected Liens. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Collateral Agent’s Liens are validly created and, upon taking the actions described in Schedule 4.6 will be perfected and continuing First Priority Liens (subject only to Permitted Priority Liens).

4.7 Historical Financial Statements. Neither Borrower nor any of its Subsidiaries has any contingent liability or liability for Taxes outside the ordinary course of business, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or financial condition of Borrower and any of its Subsidiaries taken as a whole. During the period from December 31, 2016, to and including the Closing Date, there has been no disposition by Borrower or any of its Subsidiaries of any material part of its business or property.

4.8 Projections. On and as of the Closing Date, the Projections of Borrower and its Subsidiaries for the period of the Fiscal Year of Borrower ending December 31, 2018 through and including the Fiscal Year of Borrower ending December 31, 2023, including monthly projections for each month during the Fiscal Year in which the Closing Date takes place (the “Projections”) are based on good faith estimates and assumptions made by the management of Borrower; provided that, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Borrower believed that the Projections were reasonable and attainable.

4.9 No Material Adverse Change. Since December 31, 2016, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10 Adverse Proceedings, etc. There are no Adverse Proceedings against Borrower or any of its Subsidiaries, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Schedule 4.10 of the Credit Agreement Disclosure Letter sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $100,000 that, as of the Closing Date, is pending or, to the knowledge of any Credit Party, threatened in writing against a Credit Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Credit Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

45

4.11 Payment of Taxes; Controlled Foreign Corporation. Except as otherwise permitted under Section 5.3, all Tax Returns of Borrower and its Subsidiaries required to be filed by any of them have been timely filed (taking into account valid extensions), and all Taxes, shown on such Tax Returns to be due and payable and all, assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for any such Taxes being contested by Borrower or such Subsidiary in good faith and by appropriate proceedings and for which adequate reserves or other appropriate provisions, if any, as required in conformity with GAAP, have been made or provided therefor. Borrower knows of no proposed tax assessment of any deficiency against Borrower or any of its Subsidiaries except for any such assessment being actively contested by Borrower or such Subsidiary in good faith and by appropriate proceedings and for which adequate reserves or other appropriate provisions, if any, as required in conformity with GAAP to the extent required by GAAP, have been made or provided therefor. Except as set forth in Schedule 4.11, no Credit Party or Subsidiary thereof is, or, upon the consummation of the transaction contemplated by this Agreement and the AMC Equity Transaction Documents, by any Credit Document or any related agreements, will be a CFC for U.S. federal income tax purposes.

4.12 Properties.

(a) Title. Each of Borrower and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8 and/or Section 6.9. All such properties and assets are free and clear of Liens (other than Permitted Liens).

(b) Real Estate. As of the Closing Date, Schedule 4.12(b) of the Credit Agreement Disclosure Letter contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party and to which any Credit Party is a party. Each lease or other agreement listed in clause (ii) of the immediately preceding sentence is, to Borrower’s knowledge, in full force and effect and Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles. True, complete and correct copies of each lease or other agreement listed in clause (ii) of this Section 4.12(b) has been provided or otherwise made available to the Administrative Agent.

(c) Intellectual Property. Each Credit Party owns or has a valid and enforceable right to use all material Intellectual Property necessary to continue to conduct its business as conducted as of the Closing Date. Each Patent, Trademark and Copyright owned by any Credit Party or any of their Subsidiaries subject to registration or application with the United States Patent and Trademark Office, the United States Copyright Office or any other Government Authority on the Closing Date is listed, together with the application, registration or issuance number, as applicable, on Schedule 4.12(c) of the Credit Agreement Disclosure Letter. Each Credit Party conducts its business and affairs without infringing, misappropriating or otherwise violating any Intellectual Property of any Person that could reasonably be expected to result in liabilities, individually or in the aggregate, in excess of $500,000 for any Credit Party or any of its Subsidiaries. No Credit Party is aware of any claim of infringement, misappropriation or other violation of Intellectual Property by any Person that is pending or threatened in writing against any Credit Party with respect to any Intellectual Property owned by or licensed to any Credit Party.

46

4.13 Environmental Matters. Neither Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of Borrower’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. No event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.14 No Defaults. Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could reasonably be expected to constitute such a default, except, in each case, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.15 Material Contracts. Schedule 4.15 of the Credit Agreement Disclosure Letter contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and, together with any updates provided pursuant to Section 5.1(k), all such Material Contracts are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 4.15 of the Credit Agreement Disclosure Letter or in such updates). Each Credit Party has sufficient right, title and interest in Intellectual Property (including both rights under Copyright and ownership of, or access to, physical materials relating thereto) to (i) enter into and perform all of the Material Contracts to which it is a party and (ii) charge, earn, realize and retain all fees and profits to which such Credit Party is entitled thereunder.

4.16 Governmental Regulation. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

47

4.17 Margin Stock. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Term Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.18 Employee Matters. Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries, or to the knowledge of any Credit Party, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Subsidiaries or to the knowledge of any Credit Party, threatened against any of them, (b) no strike or work stoppage in existence or, to the knowledge of any Credit Party, threatened against Borrower or any of its Subsidiaries, and (c) to the knowledge of any Credit Party, no union representation question existing with respect to the employees of Borrower or any of its Subsidiaries and, to the knowledge of any Credit Party, no union organization activity that is taking place, except with respect to any matter specified in clause (a) or (b) above, either individually or in the aggregate, such as is would not reasonably be expected to have a Material Adverse Effect.

4.19 Employee Benefit Plans. Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA, and the Code and, in each case, the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, in each case, in all material respects. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of any Credit Party, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability under Title IV of ERISA to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is reasonably expected to be incurred by Borrower, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. There are no pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Employee Benefit Plan that could reasonably be expected to have a Material Adverse Effect. There has been no violation of the fiduciary responsibility rules with respect to any Employee Benefit Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. None of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA. Except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates that would reasonably be expected to result in a material liability to Borrower or any of its Subsidiaries. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

48

4.20 IT Assets. The IT Assets (a) are sufficient for, and operate and perform in all material respects necessary for the continued operation of the businesses of the Credit Parties and their respective Subsidiaries as currently conducted, (b) have not materially malfunctioned or failed within the past three (3) years and (c) are free from material bugs, malicious code and other defects. No Person has gained unauthorized access to any IT Asset during the past three (3) years in a manner that has resulted or could reasonably be expected to result in any material liability to the Borrower and its Subsidiaries taken as a whole. Each Credit Party and its Subsidiaries has implemented reasonable backup and disaster recovery technology processes consistent with best industry practices.

4.21 Open Source Software. No Borrower Software is subject to any obligation or condition under any license identified as an open source license by the Open Source Initiative (www.opensource.org/) (each, an “Open Source License”) that conditions the distribution of any Borrower Software on (a) the disclosure, licensing or distribution of any Borrower Source Code, (b) granting to any Person the right to make derivative works of, or modifications to, any Borrower Software, (c) licensing any Borrower Software under terms that allow any Borrower Software or interfaces therefor to be reverse engineered, reverse assembled or disassembled or (d) the redistribution of any Borrower Software at no license fee. No Credit Party or any of its Subsidiaries is in breach of any Open Source License.

4.22 Privacy and Security.The Credit Parties and each of their respective Subsidiaries are currently in material compliance with all applicable laws and contractual obligations relating to the collection, storage, use, transfer or any other processing of Personal Information. The Credit Parties and each of their respective Subsidiaries have taken reasonable measures to protect Personal Information in their possession or under their control against loss and against unauthorized access, use, modification or disclosure, including the establishment and implementation of physical, administrative and technical safeguards that are consistent with customary practices in their industry. To the Credit Parties’ knowledge, there has not been any unauthorized access, use, modification or disclosure of any Personal Information in the possession or under the control of the Credit Parties or any of their respective Subsidiaries.

4.23 Certain Fees. No broker or finder brought about the obtaining, making or closing of the Term Loans, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees with respect hereto or any of the transactions contemplated hereby.

4.24 Solvency. On the Closing Date, after giving effect to the borrowing of the Term Loans, the Borrower and its Subsidiaries on a consolidated basis will be Solvent.

4.25 Compliance with Statutes, etc. Each of Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party holds, in full force and effect, all Governmental Authorizations required under applicable law necessary to conduct its business. There are no such Governmental Authorizations held in the name of any Person (other than a Credit Party) on behalf of any of the Credit Parties. Since December 31, 2016, no Credit Party has received any written notice or any communication (including, without limitation, any oral communication) from any Governmental Authority alleging that such Credit Party is not in compliance with applicable law or threatening the security, force and effect of any Governmental Authorizations issued to such Credit Party, except as would not reasonably be expected to have a Material Adverse Effect.

49

4.26 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.27 OFAC and Money Laundering Laws. Each Credit Party and each of its Subsidiaries is and will remain in compliance, in all material respects, with all applicable law, executive orders and implementing regulations (a) administered and enforced in whole or in part by OFAC, or (b) otherwise relating to the enforcement of economic and trade sanctions based on the United States foreign policy and national security goals, including, but not limited to, the Trading with the Enemy Act and the International Emergency Economic Powers Act, in each case, as amended from time to time (collectively, “Sanctions”). No Credit Party nor any of its Subsidiaries (x) is a Sanctioned Person; (y) has its assets located in Sanctioned Persons; or (z) derives revenues from investments in or transactions with Sanctioned Persons. No proceeds of any Term Loan made hereunder will be used by Borrower or any of its Affiliates to fund any operations in, finance any investment or activities in, or make any payments to, a Sanctioned Person. To the extent applicable, each Credit Party and each of its Subsidiaries also is and will remain in compliance, in all material respects, with all applicable law that may be enforced by any Governmental Authority relating to anti-money laundering and counter-terrorism financing statues, laws, regulations and rules, including, but not limited to the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act (together with their implementing regulations, in each case, as amended from time to time) (the “Act”). No part of the proceeds of the Term Loans will be used by Borrower or any of its Affiliates, directly or indirectly, for the purposes of financing any activities or business of or with any Person or in any country or territory that is the subject of any Sanctions or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010, as amended or other similar legislation in other jurisdictions.

4.28 Status as Senior Debt. The Obligations are “senior debt” or “designated senior debt” (or any comparable term) under, and as may be defined in, any indenture or document governing any applicable Indebtedness that is subordinated in right of payment to the Obligations.

50

4.29 AMC Equity Transaction Documents. As of the Closing Date, the AMC Equity Transaction Documents are in full force and effect in accordance with the terms thereof.

4.30 Representations and Warranties in the AMC Equity Transaction Documents. The representations and warranties set forth in the AMC Equity Transaction Documents are true and correct in all material respects (or, to the extent any such representation and warranty is qualified by materiality, in all respects) as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); provided that a breach of the representations and warranties set forth in this Section 4.30 shall only give rise to a Default or an Event of Default so long as AMC and its affiliates hold a majority of the Term Loans and Term Loan Commitments then outstanding.

Section 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Term Loan Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports. Unless otherwise provided below, Borrower shall deliver to Administrative Agent and Lenders:

(a) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (but excluding the fourth Fiscal Quarter), the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(b) Annual Financial Statements. As soon as available, and in any event within (i) 180 days after the end of the Fiscal Year ended December 31, 2017 or (ii) 120 days after the end of each subsequent Fiscal Year, (i) the audited consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young or other independent certified public accountants of recognized national standing selected by Borrower, and reasonably satisfactory to the Administrative Agent (it being agreed and acknowledged that any of the “Big Four” accounting firms is satisfactory to Administrative Agent), which report shall be unqualified as to going concern and scope of audit (other than as to going concern), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

51

(c) Monthly Reports. As soon as available, and in any event within 30 days after the end of each month ending after the Closing Date, commencing with the first full month following the Closing Date, copies of monthly management reports including the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such month and the related consolidated statements of income of Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first month for which such corresponding figures are available, and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis;

(d) Compliance Certificate. No later than the earlier of (x) each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b) and (y) each time the financial statements of Borrower and its Subsidiaries are required to be delivered pursuant to Sections 5.1(a) and 5.1(b), Borrower shall deliver to Administrative Agent, a duly executed and completed Compliance Certificate which (i) in the case of each Compliance Certificate delivered together with the financial statements required to be delivered pursuant to Section 5.1(b), shall include a certification as to the calculated Total Leverage Ratio, Consolidated Revenue, Liquidity and Subscriber Level including the underlying calculations and details necessary to arrive at the Total Leverage Ratio, Liquidity and Subscriber Level and (ii) in the case of each Compliance Certificate delivered together with the financial statements required to be delivered pursuant to Section 5.1(a), shall include calculations of the Total Leverage Ratio, Consolidated Revenue, Liquidity and Subscriber Level for the Test Period for which financial statements were required to be delivered under Section 5.1(a); and

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation to the financial statements most recently delivered prior to such change in form and substance reasonably satisfactory to Administrative Agent;

(f) Notice of Material Event. Promptly upon, and in any event within five Business Days of, any Responsible Officer of Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default; (ii) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly upon, and in any event within three Business Days of, any Responsible Officer of Borrower obtaining knowledge of (i) the institution of, or threat of, any non-frivolous Adverse Proceeding not previously disclosed in writing by Borrower to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby in an amount in excess of $100,000, written notice thereof together with such other information reasonably requested by Administrative Agent as may be reasonably available to any Credit Party to enable Lenders and their counsel to evaluate such matters;

52

(h) ERISA. (i) Promptly upon, and in any event within three Business Days of, Responsible Officer of Borrower obtaining knowledge of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Pension Plan as Administrative Agent shall reasonably request;

(i) Financial Plan. As soon as practicable and in any event no later than the earlier of (x) 60 days following each Fiscal Year and (y) 30 days following the approval by the board of directors of the Borrower, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the Term Loan Maturity Date (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each such Fiscal Year, (ii) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.7 through the Term Loan Maturity Date, and (iv) forecasts demonstrating adequate Liquidity through the Term Loan Maturity Date, together, in each case, with an explanation of the assumptions on which such forecasts are based, all in form and substance reasonably satisfactory to the Requisite Lenders;

(j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to the Administrative Agent outlining all changes from the immediately preceding Fiscal Year in respect of material insurance coverage maintained as of the date of such report by Borrower and its Subsidiaries or confirming no modification has been made to the coverage reported in the immediately preceding Fiscal Year;

(k) Notice Regarding Material Contracts. Promptly, and in any event within five (5) Business Days (i) after any Material Contract of Borrower or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Borrower or such Subsidiary, as the case may be, (ii) the occurrence of any event of default under any Material Contract or (iii) any new Material Contract is entered into, a written statement describing such event, with copies of such material terminations, amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided no such prohibition on delivery shall be effective if it were bargained for by Borrower or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(k)), and an explanation of any actions being taken with respect thereto;

(l) [Reserved];

(m) Information Regarding Collateral. (a) Borrower shall furnish to Collateral Agent prior written notice at least three days prior to (or such shorter period as agreed to by the Administrative Agent in its sole discretion) (i) any change in any Credit Party or any Subsidiary’s corporate name, (ii) any change in any Credit Party or any Subsidiary’s organizational type, or (iii) prior to any change in any Credit Party’s Federal Taxpayer Identification Number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following any such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

53

(n) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(b), Borrower shall deliver to Collateral Agent an officer’s certificate executed by an Authorized Officer of Borrower either (i) confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes or (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and all supplemental Intellectual Property Security Agreements have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Perfection Certificate or pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(o) Shared Documents and Press Releases. Promptly, and in any event within five Business Days after becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity or by any Subsidiary of Borrower to its security holders in such capacity other than Borrower or another Subsidiary of Borrower and (ii) all acquisition documentation entered into with respect to each Permitted Acquisition or Permitted Joint Venture;

(p) [Reserved]; and

(q) Other Documents. To Administrative Agent for distribution to Lenders, such other documents and other information and data with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of the Borrower or its Subsidiaries as Administrative Agent or any Lender shall from time to time reasonably request; provided, that Borrower and its Subsidiaries shall not be required to deliver any such information that is (a) not maintained by Borrower in the ordinary course of business or based on reasonably available information, (b) subject to an applicable legal privilege, or (c) subject to a binding confidentiality or non-disclosure agreement prohibiting disclosure thereof to the Administrative Agent (other than an agreement entered into in contemplation of any Credit Parties’ obligations under the Credit Documents); provided further, that in the event that the Borrower does not provide information in reliance on clause (b) or (c) above, to the extent practicable, the Borrower will (i) describe the nature of the information being withheld and (ii) use commercially reasonable efforts to provide notice to the Administrative Agent that such information is being withheld (but solely if providing such notice would not waive any privilege or violate any obligation of confidentiality).

5.2 Existence. Except as otherwise permitted under Section 6.8, each Credit Party shall, and shall cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its organizational existence; and all rights and franchises, Trademarks, licenses and permits material to its business; provided that no Credit Party (other than Borrower) shall be required to preserve any such existence, right or franchise, Trademarks, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer necessary and desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to any Lender.

54

5.3 Payment of Taxes and Claims. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay all income and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty or fine accrues thereon, and all material and non-frivolous claims in excess of $500,000 in the aggregate at any time outstanding (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any such penalty or fine shall be incurred with respect thereto; provided that, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP to the extent required by GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party shall, nor shall it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax Return with any Person (other than Borrower or any of its Subsidiaries). Each Credit Party shall perform and comply with its obligations under, and enforce its rights in respect of, all Material Contracts except to the extent a Material Contract is subject to a bona fide dispute between the parties thereto.

5.4 Maintenance of Properties. Except to the extent permitted by Section 6.8, each Credit Party shall, and shall cause each of its Subsidiaries to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty damage excepted, all property owned by any such Credit Party that is material to the conduct of the business of Borrower and its Subsidiaries, taken as a whole, and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements of any such property.

5.5 Insurance. Each Credit Party shall, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, all policies of insurance of any kind with respect to the property and businesses of the Credit Parties and such Subsidiaries as are customarily carried or maintained under similar circumstances by similarly situated Persons engaged in the same or similar businesses, in each case in such amounts reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Borrower and its Subsidiaries and with no greater risk retention, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each of its Subsidiaries to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on its properties (including, the Collateral) under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons engaged in similar businesses. Each such (i) general liability policy shall name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (ii) property insurance policy shall contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties as the loss payee thereunder with respect to Collateral and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6 Inspections and Appraisals.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent and the Lenders to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect and copy its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (at Borrower’s sole cost and expense, which shall not exceed $1,000 per Fiscal Year absent the existence of an Event of Default) (provided that, an Authorized Officer of Borrower shall be afforded an opportunity to be present), all upon reasonable prior notice and at such reasonable times during normal business hours; provided, however, that unless an Event of Default shall have occurred and be continuing, Agent and Lenders shall only conduct one (1) such visit and inspection during any fiscal year.

55

5.7 Lenders Meetings. Borrower shall, upon the reasonable request of Administrative Agent or the Requisite Lenders, participate in a meeting of or a conference call with the Administrative Agent and Lenders once during each Fiscal Year (in the case of a meeting, to be held at Borrower’s corporate offices or at such other location as may be agreed to by Borrower and the Administrative Agent) at such reasonable times and during normal business hours as may be agreed to by the Borrower and the Administrative Agent (each such meeting to be at Borrower’s sole cost and expense). Borrower shall hold a meeting among Administrative Agent and Lenders at least once each Fiscal Quarter by telephone on the first Business Day of each Fiscal Quarter at 10:00 AM (New York time) or such other time and date otherwise agreed to by Borrower, Administrative Agent and Requisite Lenders.

5.8 Compliance with Laws. Each Credit Party shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including applicable ERISA and all Environmental Laws and anti-corruption laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party shall be, and shall cause each of its Subsidiaries and all other Persons, if any, to be, in compliance with all Governmental Authorizations issued to and held by such Person, the noncompliance with which could reasonably be expected to have a Material Adverse Effect. No Credit Party or any Subsidiary thereof is in breach of or is the subject of any action or investigation under the Act.

5.9 Compliance with Material Contracts. Each Credit Party shall comply, and shall cause each of its Subsidiaries to comply, with all material Contractual Obligations under all Material Contracts, in each case, except to the extent that any failure to so comply could not reasonably be expected to have in a Material Adverse Effect.

5.10 Environmental.

(a) Environmental Disclosure. Borrower shall deliver to Administrative Agent:

(i) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (3) any Credit Party’s or any of its Subsidiaries’ discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and

(ii) as soon as practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that would reasonably suggest that such agency is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

56

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.11 Subsidiaries. In the event that any Person (other than an Excluded Subsidiary) becomes a Subsidiary of any Credit Party, each Credit Party shall (a) concurrently with such Person becoming a Subsidiary (or ceasing to be an Excluded Subsidiary) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) subject to the terms, provisions and limitations set forth in the Credit Documents, take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are reasonably requested by Administrative Agent. With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 of the Disclosure Letter with respect to all Subsidiaries of Borrower; provided that, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 of the Credit Agreement Disclosure Letter for all purposes hereof.

5.12 Additional Material Real Estate Assets. In the event that, after the Closing Date, any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then, promptly, and in any event within 45 days (as may be extended by the Collateral Agent in its sole discretion)of such Credit Party acquiring such Material Real Estate Asset, or promptly, and in any event within 45 days (as may be extended by the Collateral Agent in its sole discretion) after a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset, such Credit Party shall take the following actions and execute and deliver, or cause to be executed and delivered, in each case with respect to each such Material Real Estate Asset:

(a) (A) a fully duly executed, delivered and notarized Mortgage, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each such Material Real Estate Asset, and (B) such documents, UCC financing statements, certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing of such Mortgage, or the granting of such mortgage Lien, in each case in form and substance reasonably satisfactory to Collateral Agent;

(b) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in the state in which such Material Real Estate Asset is located with respect to (A) the due authorization, execution and delivery of the Mortgage, (B) the enforceability of the form(s) of Mortgage to be recorded in such state in respect of such Material Real Estate Asset and (C) such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

57

(c) (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent insuring the Lien of such Mortgage as a valid First Priority Lien on each such Material Real Estate Asset (each, a “Title Policy”), in amounts not less than the fair market value of each such Material Real Estate Asset, together with (i) a title report issued by a title company with respect thereto, dated not more than thirty days prior to the date such Material Real Estate Asset was acquired or became a Material Real Estate Asset, as applicable, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, and (ii) such customary endorsements, coinsurance and reinsurance in connection therewith, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence reasonably satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all applicable recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each such Material Real Estate Asset in the appropriate real estate records;

(d) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent;

(e) ALTA surveys of each such Material Real Estate Asset, certified to Collateral Agent and dated not more than thirty days prior to the date such Real Estate Asset was acquired or became a Material Real Estate Asset, as applicable, sufficient for all standard survey exceptions to be removed under the relevant Title Policy required under clause (c) above (unless the applicable Credit Party is able to obtain a Title Policy in respect of such Material Real Estate Asset and the Collateral Agent otherwise determines (and the Collateral Agent may rely on the decision of the Requisite Lenders in making such determination) that such ALTA survey is not reasonably required); and

(f) all such other applicable documents, instruments, agreements, opinions and certificates with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected and continuing First Priority security interest in such Material Real Estate Assets.

5.13 Further Assurances. Subject to the terms, provisions and limitations of the Credit Documents, each Credit Party shall, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request from time to time in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21 (including the authorization of filing and recording of UCC financing statements, fixture filings, Intellectual Property Security Agreements, appraisals, and other documents, in each case to the extent reasonably requested by Collateral Agent), which may be required under any applicable law, or which Collateral Agent may reasonably request, to effectuate the transactions contemplated by the Credit Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Liens). With respect to any acquisition of assets, all actions shall have been taken to ensure that Collateral Agent has a perfected and continuing First Priority Liens (subject to Permitted Liens) on such assets; provided, with respect to Permitted Acquisitions, such actions shall be limited to those required by the definition of “Permitted Acquisition” to have been taken prior to the consummation of such Permitted Acquisition. On or before the Closing Date (as may be extended by Collateral Agent in its reasonable discretion) or within 45 days of opening of any new Controlled Account (as may be extended by Collateral Agent in its reasonable discretion), as applicable, each bank where a Controlled Account is maintained, shall have entered into tri-party account control agreements with Collateral Agent, for the benefit of itself and Lenders, and the applicable Credit Party with respect to such accounts of the Credit Parties, in form and substance reasonably acceptable to Collateral Agent and as provided in the Pledge and Security Agreement. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of each Credit Party and all of the outstanding Capital Stock of Borrower and its Subsidiaries to the extent constituting Collateral (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries). In addition to the foregoing, Borrower shall (i) at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Material Real Estate Assets subject to a Mortgage and (ii) maintain Landlord Personal Property Collateral Access Agreements in respect of Borrower’s headquarters and any other leased Real Estate Asset where Collateral with a fair market value of at least $500,000 is located (unless such requirement is waived by the Collateral Agent in its sole discretion). Notwithstanding anything to the contrary contained herein, in no event shall Mortgages be required to be delivered in respect of any leasehold interest held by Borrower or any of its Subsidiaries in any Real Estate Asset.

58

5.14 Cash Management Systems. Unless otherwise consented to by the Requisite Lenders, Borrower and its Subsidiaries shall establish and maintain cash management systems consistent with their historical practices and Section 6.16, or otherwise reasonably acceptable to the Administrative Agent.

5.15 Intellectual Property. Each Credit Party shall, and shall cause each of its Subsidiaries to, (a) engage patent counsel and devote reasonable resources to file and diligently prosecute patent applications on material inventions and technologies in the U.S. and other jurisdictions in which Borrower generates substantial revenue, (b) notify Agents in writing concurrent with the delivery of the financial statements referred to in clauses (a), (b) and (c) of Section 5.1, of filing any applications for, or receiving confirmation of any issuances or registrations of, any Intellectual Property from, the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority on any date during the immediately preceding month, including, to the extent applicable, the date of such filing, registration or issuance, the application, registration or issuance number, and the title of such Intellectual Property, (c) promptly execute such documents as Collateral Agent may reasonably request for Collateral Agent to maintain the priority and perfection of its First Priority Lien in such Intellectual Property, and, upon the request of Collateral Agent, either deliver such documents to Collateral Agent or file such documents with the United States Patent and Trademark Office, the United States Copyright Office or any other applicable Governmental Authority, and (d) provide Collateral Agent with (i) copies of any and all applications, registrations or issuances described in this Section 5.15, including any exhibits thereto, and (ii) evidence of filing of any documents requested by Collateral Agent as set forth in Section 5.15(b) herein, including the date of such filing. Each Credit Party shall, and shall cause its Subsidiaries to, (1) protect, defend and maintain the validity and enforceability of each item of Intellectual Property that is material to the conduct of the business of Borrower and its Subsidiaries taken as a whole, (2) promptly advise Agents in writing of any activities of third parties of which any Responsible Officer is or becomes aware that actually or potentially infringe, misappropriate or otherwise violate any Intellectual Property that is material to the conduct of the business of Borrower and its Subsidiaries and (3) not allow any Intellectual Property that is material to the conduct of the business of Borrower and its Subsidiaries taken as a whole to be abandoned, forfeited or dedicated to the public without the written consent of Requisite Lenders.

5.16 [Reserved].

5.17 [Reserved].

59

5.18 Books and Records. Borrower shall, and shall cause each of its Subsidiaries to, keep proper records of all material transactions and maintain their respective books and records in accordance with GAAP and any other applicable laws and accounting requirements.

5.19 FCPA; Sanctions.

(a) Borrower shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, use the proceeds of the Term Loans in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Foreign Corrupt Practices Act of 1977, as amended or a similar law of any jurisdiction in which the Credit Parties conduct their business and to which they are lawfully subject, or any other applicable anti-corruption provision.

(b) Borrower shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, use the proceeds of the Term Loans, or lend, contribute, or otherwise make available such proceeds to any subsidiary, Joint Venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person.

5.20 Stock.

(a) Borrower shall reserve and keep available at all times sufficient shares of Series D Preferred Stock or, at its election Alternate Preferred Stock (or any combination thereof), to enable it to satisfy its obligations for the payment of interest pursuant to Section 2.5 for the upcoming calendar year, assuming, for the purposes of this Section 5.20(a), Borrower has elected to pay 50% of all interest payable pursuant to Section 2.5 in the form of Series D Preferred Stock or Alternate Preferred Stock, as applicable, for the upcoming calendar year.

(b) Borrower shall at all times have the full corporate right, power and authority to execute and deliver the shares of Series D Preferred Stock or, at its election, Alternate Preferred Stock (or any combination thereof), as contemplated by Section 2.5 for the upcoming calendar year, assuming, for the purposes of this Section 5.20(b), Borrower has elected to pay 50% of all interest payable pursuant to Section 2.5 in the form of Series D Preferred Stock or Alternate Preferred Stock, as applicable, for the upcoming calendar year.

5.21 Open Source Software. No later than ninety (90) days after the Closing Date, the Borrower shall engage an open source management company of recognized national standing (such as Black Duck Software, Inc. or Palamida) that is reasonably satisfactory to Administrative Agent, to perform a source code scan of the Borrower Software to identify any Open Source Software that is included, embedded, linked to or otherwise incorporated in any Borrower Software. Borrower shall provide the Administrative Agent with a report detailing the results of such scan as soon as reasonably practicable, but in any event within thirty (30) Business Days of Borrower’s receipt thereof. If any Open Source Software is identified by such scan that results in any breach of the representation and warranty set forth in Section 4.21, Borrower shall promptly (a) take all actions necessary to remediate and cure such breach, and (b) cooperate with, and provide all information reasonably requested by, Administrative Agent in connection with such remediation and cure.

60

5.22 Privacy Laws. No later than fifteen (15) days after the Closing Date, each Credit Party shall engage outside legal counsel recognized for its expertise in data privacy and security regulation in the European Union that is reasonably satisfactory to Administrative Agent, to advise the Credit Parties and their Subsidiaries on compliance with all applicable data privacy and security laws of the European Union, including the General Data Protection Regulation. Each Credit Party shall, and shall cause each of its Subsidiaries to ensure compliance with all applicable data privacy and security laws as soon as reasonably practicable but in any event no later than September 30, 2018 (or such later date as may be agreed by the Administrative Agent in its sole discretion).

5.23 White Label Service. Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain all of the rights necessary to use, sell, offer to sell, import, and make available to third parties as a white label service, the material technological components, material intellectual property rights and other material assets of Borrower’s consumer internet TV offering, currently marketed as “fuboTV” (as may be updated, improved or otherwise modified or re-labeled from time to time, the “fubotv Platform”) and (b) ensure that Borrower’s and its Subsidiaries’ maintenance of such rights as set forth in the foregoing clause (a) does not limit, diminish or modify in any way the Collateral Agent’s security interest in and continuing lien on all of the Borrower’s and its Subsidiaries rights, title and interest in, to and under the fuboTV Platform as set forth in the Pledge and Security Agreement.

5.24 Board Appointment and Observation Rights. So long as any Term Loan Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made), AMC and its Affiliates shall at all times be entitled to (i) appoint one (1) AMC Nominee Director and (ii) one (1) AMC Nominee Observer, in each case pursuant to and to the extent provided in the Existing Voting Right Agreement and the Existing Investor Rights Agreement as they may be amended, supplemented, restated, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

61

5.25 Audited Historical Financial Statements. As soon as available, but in any event no later than June 30, 2018, (i) the audited consolidated balance sheets of Borrower and its Subsidiaries as at the end of the Fiscal Years ended December 31, 2016 and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Years, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young or other independent certified public accountants of recognized national standing selected by Borrower, which report shall be unqualified as to scope of audit (other than a going concern or other like qualification), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards

5.26 Spanish Pledge. Within 60 days of the Closing Date, Borrower shall, and shall cause each of its Subsidiaries to execute any and all documentation (which shall be in form and substance reasonable satisfactory to the Collateral Agent) necessary to pledge 65% of the total combined voting power of all classes of Capital Stock of Fubo TV Spain, S.L.

Section 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Term Loan Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform all covenants in this Section 6.

6.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) unsecured Indebtedness (v) consisting of intercompany advances of any Credit Party to any other Credit Party arising from the Borrower’s cash management, tax and accounting operations or intercompany loans having a term not exceeding 364 days (inclusive of any rollover or extension of terms) and made in the ordinary course of business, (w) of any Credit Party to any other Credit Party, (x) of any Subsidiary of the Borrower that is not a Credit Party to another Subsidiary of the Borrower that is not a Credit Party, (y) of any Subsidiary of the Borrower that is not a Credit Party to any Credit Party in an aggregate amount not to exceed $500,000 at any time outstanding and (z) of any Credit Party to any Subsidiary that is not a Credit Party; provided that, (i) in the case of the foregoing clauses (w) and (y), such Indebtedness shall be evidenced by the Intercompany Note and such Intercompany Note shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement and delivered to Administrative Agent together with appropriate allonges or other documents of transfer to be held as Collateral and (ii) in the case of the foregoing clause (z), such Indebtedness shall be subject to a subordination agreement in form and substance satisfactory to the Administrative Agent;

(c) Indebtedness, in an aggregate amount not to exceed $500,000, incurred by Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, earn-outs, incentive, non-compete, consulting arrangements, deferred compensation and other similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements, in each case, in connection with Permitted Acquisitions Permitted Investments or permitted dispositions of any business, assets or Subsidiary of Borrower or any of its Subsidiaries;

62

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal, letter of credit reimbursement obligations or similar obligations incurred in the ordinary course of business and not in connection with a Permitted Acquisition and in an aggregate amount not to exceed $3,000,000;

(e) (i) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit or securities accounts, (ii) Indebtedness arising from or the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, and (iii) customary cash management services permitted under Section 5.14; provided that any such Indebtedness does not consist of Indebtedness for borrowed money and is owed to the financial institutions providing such arrangements and such Indebtedness is extinguished in accordance with customary practices with respect thereto;

(f) Unsecured guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries in an aggregate amount not to exceed at any time $500,000;

(g) (i) Guaranties by any Credit Party of Indebtedness of another Credit Party, (ii) guaranties by a Subsidiary of Borrower of Indebtedness of a Credit Party, (iii) guaranties by any Subsidiary of Borrower that is not a Credit Party of any Indebtedness of another Subsidiary of Borrower that is not a Credit Party and (iv) unsecured guaranties by Borrower or any Subsidiary of Borrower of Indebtedness of any Subsidiary that is not a Guarantor in an aggregate principal amount not to exceed $500,000 at any time outstanding; provided that, (x) in the case of the foregoing clauses (i) and (ii), such Indebtedness shall be shall be subject to a subordination agreement in form and substance satisfactory to the Administrative Agent and (y) in each case, such Indebtedness is otherwise permitted to be incurred pursuant to this Section 6.1;

(h) Indebtedness in existence on the Closing Date and described in Schedule 6.1 of the Credit Agreement Disclosure Letter, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable in any material respect to the obligor thereon or to Lender than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided that, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced (other than capitalized interest and fees), (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom, or (D) include any items of Collateral that were not collateral in the previous Indebtedness;

(i) Indebtedness, in an aggregate amount not to exceed $500,000 at any time outstanding, (w) incurred to finance the acquisition, construction or improvement of fixed or capital assets and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (including Capital Leases), (x) consisting of purchase money Indebtedness, (y) incurred in connection with sale and leaseback transactions, and (z) with respect to Permitted Acquisitions; provided that any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness and (ii) if in the form of a Capital Lease shall only be secured by the asset subject to such Capital Lease;

63

(j) Indebtedness arising from principal and capitalized interest owed on the Existing Notes;

(k) Indebtedness arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business;

(l) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(m) Indebtedness under swap agreements (including, without limitation, forward, spot or future contracts) for purposes of hedging interest rates or foreign exchange, in each case entered into not for speculative purposes and in the ordinary course of business; provided that (i) such swap agreements relate to payment obligations on Indebtedness permitted to be incurred under this Agreement and (ii) the notional principal amount of such swap agreements at the time incurred does not exceed the principal amount of Indebtedness to which such swap agreements relate;

(n) Indebtedness of any Person that becomes a Subsidiary after the Closing Date; provided that (x) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (y) such Indebtedness shall be secured only by the assets acquired and (z) the aggregate amount of all such Indebtedness at any time outstanding does not exceed $500,000;

(o) Indebtedness not for borrowed money or for any financing purpose representing customer deposits or advance payments;

(p) Indebtedness incurred in the ordinary course of business pursuant to corporate credit cards in an aggregate principal amount not in excess of $1,000,000 at any time outstanding;

(q) Subordinated Indebtedness in an aggregate principle amount not in excess of $50,000,000 at any time outstanding; and

(r) other unsecured Indebtedness of Borrower and its Subsidiaries, in an aggregate amount not to exceed in the aggregate at any time the greater of (x) $500,000 and (y) 10% of Consolidated Adjusted EBITDA of Borrower and its Subsidiaries; provided that Indebtedness of Subsidiaries of the Borrower that are not Guarantors incurred pursuant to this clause (r) shall not exceed at any time the greater of (x) $150,000 and (y) 5% of Consolidated Adjusted EBITDA of Borrower and its Subsidiaries.

6.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, royalties or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, royalties or profits under the UCC of any State or under any similar recording or notice statute or under any applicable Intellectual Property laws, rules or procedures, except:

64

(a) Liens in favor of the Administrative Agent for the benefit of the Secured Parties granted pursuant to any Credit Document;

(b) Liens for unpaid Taxes, assessments, or other governmental charges or levies that either (i) are not yet overdue by more than 15 days or are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP, or (ii) do not have priority over the Liens securing the Obligations and in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions, if applicable;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 15 days) are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP to the extent required by GAAP shall have been made for any such contested amounts; provided, that in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions, if applicable;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof and in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions, if applicable;

(e) easements, rights-of-way, restrictions, encroachments, zonings and other restrictions, building codes, land use laws, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor, licensor or sublicensor under any lease or license permitted hereunder that is granted or entered into in the ordinary course of business and does not interfere in any material respect with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

(g) Liens in favor of any escrow agent or seller solely on and in respect of any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

65

(i) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(j) non-exclusive licenses (and covenants not to assert) or sublicenses of Intellectual Property granted by the Credit Parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of Borrower and its Subsidiaries taken as a whole;

(k) Liens described in Schedule 6.2 of the Credit Agreement Disclosure Letter; provided that, to qualify as permitted under this Section 6.2(k), any such Lien described on Schedule 6.2 of the Credit Agreement Disclosure Letter shall only secure the Indebtedness and collateral that it secures on the Closing Date;

(l) Liens securing purchase money Indebtedness permitted pursuant to Section 6.1(i); provided that, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness (together with improvements, accessions, proceeds in respect thereof and assets fixed or appurtenant thereto);

(m) other Liens on assets other than the Collateral in an aggregate amount not to exceed $100,000 at any time outstanding;

(n) Liens consisting of judgment or judicial attachment liens not giving rise to a Default or Event of Default and in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions, if applicable;

(o) Liens in favor of collecting banks arising under Section 4-208 or 4-210 of the UCC and in respect of which the applicable Person shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions, if applicable;

(p) Liens that are contractual rights of set off relating to purchase orders and other agreements entered into with customers of Borrower or any of their Subsidiaries in the ordinary course of business;

(q) Liens consisting of security deposits or cash collateral in connection with leases, subleases, sublicenses, use and occupancy agreements, utility services and similar transactions, including standby letters of credit, entered into by the applicable Credit Party or Subsidiary of a Credit Party in the ordinary course of business and not required as a result of any breach of any agreement or default in payment of any obligation and in an aggregate amount not to exceed at any time $3,000,000;

(r) Liens existing on any property or asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries or existing on any property or asset of any Person that is merged or consolidated with or into the Borrower or any of its Subsidiaries or becomes a Subsidiary after the Closing Date prior to the time such Person is so merged or consolidated or becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than improvements, accessions, proceeds in respect thereof and assets fixed or appurtenant thereto), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and (iv) such Liens are either Permitted Liens or encumber assets (other than Capital Stock of such Subsidiary) with an aggregate fair market value not in excess of $500,000 in the aggregate;

66

(s) Liens securing Indebtedness permitted under Section 6.1(l) and attaching solely to the proceeds of the applicable insurance policy;

(t) Liens consisting of customary contractual or statutory or common law rights of set-off relating to (i) the establishment of depository relations or securities accounts in the ordinary course of business with banks or financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) not given in connection with the issuance of Indebtedness or (ii) pooled deposit or sweep accounts of the Borrower and any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries;

(u) cash collateral or deposits securing corporate credit card obligations permitted by Section 6.1(p) in an aggregate amount not to exceed $250,000 at any time outstanding; and

(v) additional Liens incurred by the Borrower and Subsidiaries so long as at the time of incurrence of the obligations secured thereby the aggregate outstanding principal amount of Indebtedness and other obligations secured thereby do not exceed $250,000 at any time outstanding; provided, the foregoing shall not apply to Liens on assets constituting Collateral securing Indebtedness in respect of borrowed money.

6.3 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness, (b) customary prohibitions, restrictions and conditions contained in agreements relating to any permitted Disposition or Asset Sale pending such Disposition or Asset Sale; provided such prohibitions, restrictions and conditions apply only to the assets or Subsidiary that is to be the subject of such Disposition or Asset Sale, (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses and similar agreements entered into in the ordinary course of business (provided that, such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (d) customary net worth provisions or similar financial maintenance provisions contained in leases, subleases, licenses, sublicenses and other contracted entered into in the ordinary course of business, (e) restrictions applicable to a Subsidiary at the time the Subsidiary first becomes a Subsidiary of Borrower, so long as such restrictions were not entered into in contemplation of such Person becoming a Subsidiary of Borrower, (f) customary provisions in joint venture agreements applicable to Permitted Joint Ventures so long as they are (i) applicable solely to such Permitted Joint Venture, (ii) entered into in the ordinary course of business or (iii) were not entered into or agreed for purposes of avoiding any of the restrictions in this Agreement or the other Credit Documents, (g) encumbrances or restrictions existing under or by reason of any Requirement of Law, and (h) the Credit Documents, no Credit Party nor any of its Subsidiaries shall enter into any agreement that conditions or restricts the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations or requires the consent of other Persons in connection with the foregoing.

6.4 Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly (x) declare, order, pay or make any Restricted Junior Payment or set apart any sum for any Restricted Junior Payment, or (y) agree to declare, order, pay or make any Restricted Junior Payment or set apart any sum for any Restricted Junior Payment, except:

67

(i) Restricted Junior Payments made by Borrower to any Credit Party, Restricted Junior Payments made by any Subsidiary to Borrower or any other Credit Party and Restricted Junior Payments made by any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party;

(ii) Borrower may declare and pay dividends or make other distributions ratably to its equity holders;

(iii) Borrower may declare and pay dividends, whether in Cash or Common Stock, to holders of Existing Preferred Stock on the Existing Preferred Stock to the extent required by the terms of the Existing Preferred Stock as in effect on the date hereof;

(iv) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, (x) regularly scheduled payments in the form of principal, to the extent provided for by, and in accordance with, the terms of the Existing Notes in effect on the date hereof and (y) voluntary prepayments of the Existing Notes, subject to the prior approval of the Administrative Agent and Requisite Lenders (such approval not to be unreasonably withheld or delayed);

(v) cash payments in respect of accrued but unpaid interest to the extent expressly provided for by, and in accordance with, the terms and conditions of the Existing Notes, as in effect on the date hereof, so long as no Default or Event of Default exists before or after giving effect to such payment and to the extent required by the terms of the Existing Notes as in effect on the date hereof;

(vi) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Borrower may purchase Capital Stock or options in respect of Capital Stock from present or former directors, officers, consultants, or employees (or their respective spouses, ex-spouses, or estates) of Borrower or any Subsidiary upon the death, disability, retirement, severance, or termination of employment of such director, officer, consultant or employee; provided that the aggregate cash amount of payments made pursuant to this Section 6.4(vi) during any Fiscal Year shall not exceed in the aggregate the sum of (a) $500,000 plus (b) the aggregate amount, if any, of Restricted Junior Payments permitted to be made, but not made, pursuant to this Section 6.4(vi) during the immediately preceding Fiscal Year;

(vii) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, payments on account of Indebtedness incurred pursuant to Section 6.1(c);

(viii) Borrower may (i) make Restricted Junior Payments on its Capital Stock that are deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants and (ii) make Restricted Junior Payments in connection with the retention of Capital Stock in payment of withholding taxes in connection with equity-based compensation plans to the extent that net share settlement arrangements are deemed to be repurchases;

(ix) the conversion of convertible securities (including warrants, options and convertible debt securities otherwise permitted under Section 6.1) into other equity securities (other than Disqualified Stock) pursuant to the terms of such convertible securities and the payment of cash in lieu of fractional shares in connection therewith;

68

(x) Restricted Junior Payments deemed to occur upon the settlement of any Swap Agreements not otherwise prohibited hereunder;

(xi) payments made using solely Common Stock of Borrower or made using the proceeds of, or in exchange for, a substantially contemporaneous issuance of Common Stock of Borrower (either by way of a substantially contemporaneous exchange or use of proceeds or pursuant to a repurchase plan established substantially contemporaneously with the issuance of such Common Stock);

(xii) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, payments on account of Subordinated Indebtedness to the extent that such payments are permitted under any intercreditor agreement or subordination agreement, as applicable, to which the Administrative Agent is a party;

(xiii) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Borrower or any Subsidiary of Borrower may make Restricted Junior Payments in the ordinary course of business in an aggregate amount not to exceed $350,000 in any Fiscal Year.

6.5 Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) in agreements evidencing purchase money Indebtedness permitted by Sections 6.1(i), 6.1(n), and 6.1(r) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers and customary net worth provisions or similar financial maintenance provisions or other customary provisions, in each case, contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) restrictions binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such agreements were not entered into in contemplation of such Person becoming a Subsidiary of Borrower and such restrictions apply only to such Subsidiary, and (v) restrictions in agreements governing Excluded Accounts and cash or other deposits made in the ordinary course of business and otherwise permitted under clauses (g), (k), (q), (r), (t), (u) and (v) of Section 6.2 and limited to such cash or other deposits.

6.6 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly-owned Guarantor;

(c) Investments (i) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Subsidiaries;

69

(d) intercompany loans and guarantees to the extent permitted under Sections 6.1(b) and (g);

(e) loans and advances to employees, officers and directors of Borrower and its Subsidiaries made in the ordinary course of business in an aggregate amount for all such loans and advances made under this Section 6.6(e), not to exceed $100,000 at any time outstanding;

(f) Investments consisting of Permitted Acquisitions and Investments held by any Person acquired in any Permitted Acquisition at the time of such Permitted Acquisition (and not acquired in contemplation of such Permitted Acquisition);

(g) Investments described in Schedule 6.6 of the Credit Agreement Disclosure Letter;

(h) Investments to the extent permitted under Section 6.1(n);

(i) Reasonable and customary advances to officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed $150,000 at any time outstanding, for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business; and

(j) Investments (i) by any Credit Party in any other Credit Party, (ii) by any Subsidiary that is not a Credit Party in any other Subsidiary and (iii) by any Credit Party in a Subsidiary that is not a Credit Party in the case of this clause (iii) in an aggregate amount not to exceed $500,000 at any time outstanding;

(k) accounts receivable and extensions of trade credit arising in the ordinary course of business;

(l) Investments in deposit or securities accounts opened or maintained in the ordinary course of business and containing only Cash, Cash Equivalents or other Investments permitted by this Section 6.6 (without reference to this Section 6.6(l));

(m) Investments consisting of transactions permitted by Section 6.8;

(n) Investments made with Capital Stock (other than Disqualified Stock) of Borrower or with the net proceeds of any substantially concurrent issuance of Capital Stock (other than Disqualified Stock) of Borrower;

(o) Investments consisting of Swap Agreements (including, without limitation, forward, spot or future contracts) for purposes of hedging interest rates or foreign exchange, in each case, entered into not for speculative purposes in the ordinary course of business;

(p) Investments in the ordinary course of business consisting of (i) endorsements of negotiable instruments for collection or deposit, (ii) cash or other deposits otherwise permitted under Sections 6.1 and 6.2, and (iii) cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement not otherwise prohibited hereunder;

70

(q) Cash Investments in Permitted Joint Ventures in an aggregate amount not to exceed the greater of $1,500,000 and 5% of Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries at any time outstanding; and

(r) other Investments in an aggregate amount not to exceed at any time the greater of (x) $500,000 and (y) 5% of Consolidated Adjusted EBITDA of Borrower and its Subsidiaries, during the term of this Agreement; provided that for any Investment by a Credit Party in any entity that is not or will not become a Credit Party (x) no Default or Event of Default exists before and after such Investment and (y) the aggregate amount of such Investments shall not exceed $500,000.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, less any return of capital actually received by the Borrower or any Credit party in cash in the form of dividends and distributions, without adjustment for subsequent increases or decreases in the value of such Investment.

6.7 Financial Covenants.

(a) Total Leverage Ratio. Borrower shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter commencing January 1, 2021 to exceed 4.50:1.00.

(b) Minimum Revenue. Borrower shall not permit the Consolidated Revenue as of the last day of each Fiscal year set forth below to be less than the correlative minimum Consolidated Revenue figure set forth below.

Fiscal Year Ending	Minimum Consolidated Revenue
December 31, 2019	$50,000,000
December 31 of each year thereafter	$75,000,000

(c) Minimum Liquidity. The Borrower shall not permit Liquidity to be less than $3,000,000 at any time.

(d) Minimum Subscriber Level. The Borrower shall not permit the Subscriber Level as of the last day of any Fiscal Year set forth below, beginning with the Fiscal Year ending December 31, 2018 to be less than the correlative minimum Subscriber Level listed below:

Fiscal Year Ending	Minimum Subscriber Level
December 31, 2018	100,000
December 31, 2019	100,000
December 31, 2020	200,000
December 31, 2021	300,000
December 31, 2022	400,000

71

6.8 Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, consummate any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), license or sublicense (as licensor or sublicensor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired (each, a “Disposition”), or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business ) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Borrower may be merged, consolidated or amalgamated with or into Borrower or any Guarantor (including a merger, the purpose of which is to reorganize Borrower into a new jurisdiction in the United States), or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, in all cases to the Borrower or any Guarantor; provided that, (i) in all instances a Credit Party shall be the continuing or surviving Person and (ii) in all cases involving a transaction with the Borrower, the Borrower shall be the continuing or surviving Person;

(b) any Subsidiary that is not a Credit Party may be merged, consolidated or amalgamated with or into any other Subsidiary that is not a Credit Party and any Subsidiary that is not a Credit Party may convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets to another Subsidiary;

(c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds), when aggregated with the proceeds of all other Asset Sales made hereunder, are less than $2,000,000; provided that, (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.10(a);

(d) Dispositions of inventory, obsolete, worn out or surplus equipment in an amount not to exceed $1,000,000 and the lapse, abandonment, or other Disposition of immaterial Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or no longer used or useful in the ordinary course of Borrower’s and its Subsidiaries’ business, taken as a whole or otherwise uneconomical to prosecute or maintain;

(e) Permitted Acquisitions;

(f) Liens incurred in accordance with Section 6.2, Investments made in accordance with Section 6.6, and Restricted Junior Payments made in accordance with Section 6.4, in each case, other than by reference to this Section 6.8(f);

72

(g) (i) non-exclusive licenses or sub-licenses of Intellectual Property granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Borrower and its Subsidiaries, taken as a whole and (ii) exclusive licenses on arms-length terms and conditions (including fair market value royalties or other fees in consideration of the rights granted) solely in the Non-Core Territories for the fubo-branded fuboTV Platform for a term of no longer than five (5) years so long as the license agreement requires (a) the counterparty to such license to assign any Intellectual Property created or owned by such counterparty that is an advancement, development, improvement, modification or other derivative of the Intellectual Property licensed by the Borrower or any other Credit Party back to Borrower or any other Credit Party and (b) the counterparty not to acquire title in or own any of the Intellectual Property licensed by Borrower or any of its subsidiaries;

(h) the use or transfer of cash or Cash Equivalents in the ordinary course of business in a manner not otherwise prohibited by this Agreement and conversions of Cash Equivalents into cash or other Cash Equivalents;

(i) the sale, assignment, lease, conveyance, transfer or other Disposition of property by (i) Borrower or any Subsidiary of Borrower to any Credit Party, (ii) any Subsidiary of Borrower that is not a Credit Party to any other Subsidiary of Borrower that is not a Credit Party and (iii) any Credit Party to any Subsidiary that is not a Credit Party; provided that, with respect to this clause (iii), such assets shall not include any Intellectual Property which is material to the conduct of the business of the Borrower or its Subsidiaries and the fair market value of such assets shall not exceed $250,000 in the aggregate during the term of this Agreement;

(j) subject to Section 2.10, Dispositions resulting from a casualty event or other insured damage to, or any taking under power of eminent domain or required by condemnation or similar proceeding of any property or asset of Borrower or any Subsidiary of Borrower; and

(k) Dispositions, discounts or forgiveness of delinquent Accounts in connection with the compromise, settlement or collection thereof (and not as part of any financing transaction), in the ordinary course of business;

(l) any Subsidiary may merge, amalgamate, or consolidate with any other Person in order to effect a Permitted Acquisition; provided, that the continuing or surviving Person shall be a Subsidiary of Borrower and shall have complied with the requirements of Section 5.11;

(m) (i) the sale or issuance of Capital Stock of Borrower to any Person; (ii) the sale or issuance of Capital Stock of any Subsidiary of Borrower to any Credit Party provided that no cash consideration is paid to any such Subsidiary issuing Capital Stock that is not a Credit Party; and (iii) the sale or issuance of the Capital Stock of any non-Credit Party to any other non-Credit Party;

(n) leases, subleases, licenses, or sublicenses of real or personal property in the ordinary course of business;

(o) other Asset Sales and Dispositions (other than material Intellectual Property of the Borrower and its Subsidiaries and Capital Stock of any Subsidiaries of Borrower and Joint Ventures), the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds), when aggregated with the proceeds of all other Asset Sales and/or Dispositions made in reliance on this clause (o), are less than $3,000,000.

73

Notwithstanding the foregoing, no Credit Party shall, nor shall it permit any of its Subsidiaries to convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any material part of the fuboTV Platform or any of their respective rights, title or interest therein: provided that the Borrower or any of its Subsidiaries may grant non-exclusive licenses or sub-licenses of the fuboTV Platform pursuant to Section 6.8(g) above or for cash in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries, in accordance with Section 5.23.

To the extent any Collateral is disposed of as expressly permitted by this Section 6.8 to any Person that is not a Credit Party, such Collateral shall be sold free and clear of the Liens created by the Credit Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall, and shall be authorized to, take any actions reasonably requested by the Borrower to evidence the termination of any Liens granted on such Collateral.

6.9 Disposal of Subsidiary Interests. Except for any sale of its interests in the Capital Stock of any of its Subsidiaries in compliance with Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except (a) to qualify directors if required by applicable law, (b) for Permitted Priority Liens, (c) in connection with any Investments permitted by Section 6.6.

6.10 Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has substantially contemporaneously sold or transferred or is to substantially contemporaneously sell or to transfer to any other Person (other than Borrower or any of its Guarantors to the extent such sale or transfer is otherwise permitted hereunder), or (b) intends to use for substantially the same purpose as any other property which has been or is to be substantially contemporaneously sold or transferred by such Credit Party to any Person (other than Borrower or any of its Guarantors to the extent such sale or transfer is otherwise permitted hereunder) in connection with such lease, in each case, unless (a) the Disposition or Asset Sale with respect to such property is permitted pursuant to Section 6.8 and the resulting Indebtedness is permitted under Section 6.1.

6.11 Transactions with Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower; provided that, the Credit Parties and their Subsidiaries may enter into or permit to exist any such transactions if (i) such transaction is not otherwise prohibited by this Agreement and (ii) the terms of such transaction are not less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate of Borrower; provided, further, that the foregoing restrictions shall not apply to (a) any transaction between Borrower and any Guarantor and any transaction between Subsidiaries that are not Credit Parties; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Borrower and its Subsidiaries; (c) compensation arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business (including bonuses and other customary benefits such as retirement, health insurance, stock option plans, and other benefit plans); (d) ordinary course trade payables of Borrower and/or its Subsidiaries that are held by Affiliates of Borrower from time to time; (e) any issuance or sale by Borrower of any Capital Stock (other than Disqualified Stock) of Borrower, (f) any Restricted Junior Payments permitted by Section 6.4, (g) transactions disclosed on Schedule 6.11 of the Credit Agreement Disclosure Letter, (h) transactions involving aggregate payments of less than $150,000, (i) bridge loan financings consisting of Subordinated Indebtedness, and (j) transactions in an aggregate amount not to exceed $500,000 in any Fiscal Year to pay the salaries, fees and expenses of Borrower.

74

For purposes of this Section 6.11, such transaction shall be deemed to have satisfied the standard set forth in clause (ii) of this Section 6.11 if such transaction is approved by a majority of the Disinterested Directors of the board of directors of the Borrower or such Subsidiary, as applicable, in a resolution certifying that such transaction is on terms substantially as favorable to the Borrower or such Subsidiary than could be obtained from a Person who is not an Affiliate.

6.12 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party or Subsidiary, as applicable, on the Closing Date and activities reasonably related or ancillary thereto and reasonable extensions thereof.

6.13 [Reserved].

6.14 Amendments or Waivers with respect to Subordinated Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Administrative Agent, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, increase the principal amount thereof (other than capitalized interest and fees), change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto in a manner that is adverse to the interests of such Credit Party or Subsidiary, as applicable, or that would result in such Indebtedness ceasing to constitute Subordinated Indebtedness, change the redemption, prepayment or defeasance provisions thereof in a manner that is adverse to the interests of such Credit Party or Subsidiary, as applicable, or that would result in such Indebtedness ceasing to constitute Subordinated Indebtedness, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders.

6.15 Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31 without the prior written consent of the Administrative Agent.

6.16 Deposit Accounts. No Credit Party shall establish or maintain a Deposit Account (other than Excluded Accounts) that is not a Controlled Account and no Credit Party shall deposit proceeds in a Deposit Account which is not a Controlled Account.

6.17 Amendments to Organizational Agreements. Without the prior written consent of the Administrative Agent, no Credit Party shall amend or permit any amendments to any Credit Party’s Organizational Documents other than amendments to the Organizational Documents of the Borrower necessary to issue preferred Capital Stock (other than Disqualified Stock) of the Borrower which are not materially adverse to the interests of Administrative Agent, Collateral Agent or Lenders with respect to their rights as secured creditors under this Agreement; provided, that in the event AMC or its Affiliates provides its written consent to any amendments to a Credit Party’s Organizational Documents in their capacity as holders of Capital Stock of the Borrower under the AMC Equity Transaction Documents, the Administrative Agent shall be deemed to also have given its consent pursuant to the foregoing sentence.

6.18 Prepayments of Subordinated Indebtedness. Except as expressly permitted under Section 6.4, no Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Subordinated Indebtedness prior to its scheduled maturity.

75

6.19 Controlled Foreign Corporation. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make any change in its capital structure that would result in any existing wholly-owned Subsidiary that is not a CFC as of the date hereof becoming a CFC.

6.20 Swap Agreements. No Credit Party will, nor will it permit any Subsidiary to, enter into any swap agreement, except swap agreements permitted by Section 6.1(m).

6.21 Changes in Accounting, Name and Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, (ii) change its legal name as it appears in official filings in its jurisdiction of organization or (iii) change its jurisdiction of organization, in each case, without at least 3 days’ prior written notice to the Administrative Agent (or such shorter period as agreed to by the Administrative Agent in its sole discretion and the acknowledgement of the Administrative Agent that all actions required by the Administrative Agent, including those to continue the perfection of its Liens, have been completed). Notwithstanding anything to the contrary contained herein, in no event shall the Borrower or any other Credit Party be permitted to engage in any transaction pursuant to which it is reorganized or reincorporated in any jurisdiction other than a state of the United States or the District of Columbia.

6.22 Open Source Software. No Credit Party shall, nor shall it permit any of its Subsidiaries or any third parties to, incorporate, embed or otherwise link or connect any Open Source Software in or to any Borrower Software by any means or in any manner that would cause any Credit Party to breach the representation and warranty set forth in Section 4.21.

6.23 Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly:

(a) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated in any applicable law, regulation or other binding measure by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering or violate these laws or engage in these actions.

(b) use the proceeds of any Term Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any Sanctioned Person.

(c) use the proceeds of any Term Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977.

Section 7. GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the ratable benefit of the Beneficiaries, the performance and payment in full of all Obligations when the same become due in accordance with this Agreement, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

76

7.2 Contribution by Guarantors All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state or foreign law; provided that, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when such become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors shall upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Credit Party becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

77

(a) this Guaranty is a guaranty of payment when due and not of collection; this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Credit Party and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower’s, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower or any other Guarantor is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any other Guarantor or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

78

(f) each Guarantor waives, to the maximum extent permitted by law, all suretyship defenses available now or in the future under law or equity. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees that this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor has notice or knowledge of any of them: (i) any failure or omission to assert or enforce or any agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to depart from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) any of the Guaranteed Obligations, or any agreement relating thereto, at any time is illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue the perfection of, any subordination or failure to maintain the priority of, or any failure to enforce or release of security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower or any other Credit Party may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors. To the extent permitted by law, each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any Collateral or other property securing any obligation of Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof (other than payment in full of the Guaranteed Obligations); (h) any defense based upon an election of remedies by any Beneficiary, including any election to proceed by judicial or nonjudicial foreclosure of any Collateral, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of any Guarantor or the rights of such Guarantor to proceed against any Guarantor for reimbursement, or both.

79

7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower or any other Guarantor, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been paid in full, each Guarantor shall withhold exercise of any right of contribution or reimbursement such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution under Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution or reimbursement such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower or any other Guarantor, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and while such Event of Default is continuing shall be held in trust for the Beneficiaries and shall forthwith be paid over to the Administrative Agent on behalf of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof. Additionally, each Guarantor agrees not to assert or enforce, and to the maximum extent permitted by applicable law, hereby waives, any and all rights of subrogation, reimbursement, indemnification and contribution against Borrower or any other Credit Party or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor (including after the payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) or the Guaranteed Obligations) if all or any portion of the Obligations or the Guaranteed Obligations shall have been satisfied in connection with an exercise of remedies by any Agent in respect of the Capital Stock of a Credit Party or any Subsidiary of any Credit Party whether pursuant to the Pledge and Security Agreement or otherwise.

80

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been asserted) whether now existing or hereafter created or arising shall have been indefeasibly paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of Borrower. Any Term Loans may be continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform their obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, etc. (a) The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

81

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale and the Administrative Agent and Collateral Agent, as applicable, shall take such measures as are reasonably requested by Borrower or such Guarantor to evidence the termination of the Guaranty with respect to such Guarantor and the termination of any Liens granted by such Guarantor in connection therewith.

Section 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) the principal of and premium, if any, on any Term Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Term Loan, by mandatory prepayment or otherwise; or (iii) when due any interest on any Term Loan or any fee or any other amount due hereunder and such failure continues for a period of five (5) Business Days; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount of $500,000 or more (any such Indebtedness, “Material Debt”), in each case beyond the grace period, if any, provided therefor; (ii) breach or default by any Credit Party with respect to any other term of (1) one or more items of Indebtedness in the aggregate principal amount referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if, in the case of each of clauses (i) and (ii), the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Acceleration of Payment under Affiliation Agreements. Any breach or default by any Credit Party or their respective Subsidiaries with respect to any Affiliation Agreement pursuant to which any counterparty to such Affiliation Agreement has caused an aggregate amount of $10,000,000 or more to become or be declared due and payable prior to the stated maturity of the Affiliation Agreement; or

82

(d) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Sections 5.1, 5.2, 5.3, 5.5, 5.8, 5.11, 5.12, 5.15, 5.19, 5.21, 5.22, 5.23, 5.24 and 5.26 or Section 6 of this Agreement; or

(e) Breach of Representations, etc. Any representation, warranty or certification made or deemed made by any Credit Party in any Credit Document (other than the warranty set forth in Section 4.9) or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) respect as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect, as of such specific date); or

(f) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of any Credit Party becoming aware of such default, or (ii) receipt by Borrower of notice from Administrative Agent of such default; or

(g) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, stayed, bonded or discharged; or

(h) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(h); or

83

(i) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $250,000 or (ii) in the aggregate at any time an amount in excess of $500,000 (in either case to the extent not adequately covered by insurance or indemnity as to which a solvent and unaffiliated insurance company or indemnitor, as applicable, has not denied coverage or liability, as applicable) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(j) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(k) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 during the term hereof; (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Code or under ERISA in excess of $500,000 during the term hereof; or (iii) Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(l) Change of Control. A Change of Control shall occur; or

(m) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than contingent indemnification obligations for which no claim has been made), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (other than (y) the failure of Collateral Agent to have a valid and perfected Lien with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $250,000 and (z) so long as the value (aggregate or otherwise) of such Collateral does not at any time exceed the dollar threshold permitted in such applicable Collateral Document for the nonperfection of such type of Collateral, the failure of Collateral Agent to have a perfected Lien on Collateral that is one of the specific types of Collateral as to which, up to the dollar threshold specified in such applicable Collateral Document, the terms of the Collateral Documents expressly excuse perfection),, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(n) Subordinated Indebtedness. Any intercreditor agreement or subordination agreement with respect to any Subordinated Indebtedness shall for any reason cease to be in full force and effect (other than in accordance with its terms); or

84

(o) [Reserved]; or

(p) Cross Default. A default or breach by Borrower (or any of its Subsidiaries) under any AMC Equity Transaction Document.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(h) or 8.1(i), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Term Loan Commitments, if any, of each Lender having such Term Loan Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Term Loans and all premiums (including the Applicable Prepayment Premium, if any) on the Term Loans, and (II) all other Obligations; and (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents and (D) Administrative Agent may, and may cause Collateral Agent to, exercise all other rights and remedies available to Agents under the Credit Documents, under applicable law or in equity.

Upon the Term Loans becoming due and payable under this Section 8.1 (whether automatically or by declaration), such Term Loans shall forthwith mature and the entire unpaid principal amount of such Term Loans, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate, if applicable) and (ii) the Applicable Prepayment Premium determined in respect of such principal amount to the full extent permitted by applicable law, if applicable, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. Borrower acknowledges, and the parties hereto agree, that each Lender has the right to maintain its investment in the Term Loans free from repayment by Borrower (except as herein specifically provided for) and that the provision for payment of an Applicable Prepayment Premium by Borrower in the event that the Term Loans are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

Section 9. AGENTS

9.1 Appointment of Agents. AMC is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes AMC, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.

9.2 Powers and Duties.

(a) Generally. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Agent shall promptly, upon receipt thereof, forward to each Lender all information, notices, requests or otherwise received by it relating to the Credit Parties, the Credit Documents, the Obligations or the Collateral, including all financial information, notices of default, field audit, examination or appraisal with respect to any Credit Party or Collateral and any information delivered to the Administrative Agent pursuant to the terms of this Agreement.

85

(b) Filing of Claims in Bankruptcy.

(i) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Sections 2.14(a) and (b), 2.15, 9.7, 10.2, 10.3) allowed in such judicial proceeding; and

(B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due Administrative Agent under Sections 10.3 and 10.4.

(ii) Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.3 General Immunity.

(a) No Responsibility for Certain Matters.

86

(i) No Agent shall be responsible for, or have any duty to ascertain or inquire into, the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents (other than to confirm receipt of the items expressly required to be delivered to such Agent) or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans or the component amounts thereof.

(ii) Each party to this Agreement acknowledges and agrees that Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Credit Documents and notification to Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of Borrower and the other Credit Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under the Bankruptcy Code or other applicable bankruptcy laws or that may effect a forfeiture, modification or termination of property in violation under the Bankruptcy Code or other applicable bankruptcy laws. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; provided that, such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable Requirements of Law; (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5); and (iii) no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.

87

9.4 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender to the making of such Term Loan. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

9.5 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Term Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.6 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the Term Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Term Loan on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

88

9.7 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.8 Successor Administrative Agent and Collateral Agent.

(a) Each Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a commercial bank, insurance company, financial institution, finance company, or investment or mutual fund or other Person which extends credit or buys loans as one of its businesses, in any case, with an office in the United States, or an Affiliate of any such Person with an office in the United States; provided that in no event shall any such successor Administrative Agent or Collateral Agent be a Disqualified Institution. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders, in consultation with Borrower, appoint a successor Agent meeting the qualifications set forth above provided that, if the Agent shall notify Borrower and Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by Collateral Agent on behalf of Lenders under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 9 and Section 10.3 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

89

9.9 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments (i) in connection with a sale or disposition of assets permitted by this Agreement, (ii) necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (iii) necessary to release any Guarantor from the Guaranty pursuant to Section 7.11 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Credit Parties, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c) Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations have been paid in full (other than contingent indemnification obligations for which no claim has been made), all Term Loan Commitments have terminated or expired, upon request of Borrower, Administrative Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

90

9.10 Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.11 [Reserved].

9.12 ERISA Representations. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Employee Benefit Plans or Pension Plans in connection with Term Loan Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loan Commitments,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loan Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

91

(i) neither the Administrative Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loan Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is either a U.S. bank, a U.S. insurance carrier, a U.S. investment adviser, a U.S. registered broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E), as amended from time to time,

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loan Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loan Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Term Loan Commitments or this Agreement.

(c) The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Term Loan Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 10. MISCELLANEOUS

10.1 Notices

92

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered (along with a copy to counsel if indicated) by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail to such Person’s address as set forth on Appendix B or in the other relevant Credit Document.

(b) Electronic Communications.

(i) Notices and other communications to Lenders hereunder may (subject to the provisions of this Section 10.1) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent, Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including pursuant to the provisions of this Section 10.1); provided that, approval of such procedures may be limited to particular notices or communications.

(ii) Each Credit Party hereby agrees that it will provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent or Lenders pursuant to this Agreement and any other Credit Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (the “Communications”), by transmitting them in an electronic medium in a format reasonably acceptable to Administrative Agent at sean.sullivan@amcnetworks.com or at such other e-mail address(es) provided to Borrower from time to time or in such other form as Administrative Agent shall require. In addition, each Credit Party agrees to continue to provide the Communications to Administrative Agent in the manner specified in this Agreement or any other Credit Document or in such other form as Administrative Agent shall require. Nothing in this Section 10.1 shall prejudice the right of the Agents, any Lender or any Credit Party to give any notice or other communication pursuant to this Agreement or any other Credit Document in any other manner specified in this Agreement or any other Credit Document or as any such Agent shall require.

(iii) Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(iv) To the extent consented to by Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to Administrative Agent for purposes of the Credit Documents.

(c) Platform. Each Credit Party further agrees that any Agent may make the Communications available to Lenders by posting the Communications on a secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall any Agent or any of its Related Parties have any liability to the Credit Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or such Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

93

10.2 Expenses. Borrower agrees to pay promptly (a) to the extent incurred after the Closing Date, (i) all of Administrative Agent’s and Collateral Agent’s reasonable out-of-pocket costs and expenses of preparation of any consents, amendments, waivers or other modifications of the Credit Documents; (ii) all the reasonable out-of-pocket fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of any consents, amendments, waivers or other modifications of the Credit Documents and any other documents or matters requested by Borrower; (iii) all other reasonable costs and expenses incurred by the Administrative Agent and Collateral Agent in connection with the negotiation, preparation and execution of any consents, amendments, waivers or other modifications of the Credit Documents and the transactions contemplated thereby; (b) all the reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, counsel, consultants, advisors and agents reasonably employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral and (c) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3 Indemnity

(a) In addition to the payment of expenses pursuant to Section 10.2, each Credit Party agrees to defend (subject to Indemnitees’ selection of one outside counsel for all Indemnitees taken as a whole, or, with the consent of the Borrower (such consent not to be unreasonably withheld), one outside counsel to any Indemnitee, and additional local counsel in any relevant jurisdiction, and solely in the case of an actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for all similarly situated affected persons taken as a whole), indemnify, pay and hold harmless, each Agent and Lender, their affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE OR CONTRIBUTORY NEGLIGENCE OF SUCH INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Indemnified Liabilities (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (ii) result from a claim brought by any Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s funding obligations hereunder, if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (iii) disputes arising solely between Indemnitees and (A) not involving any action or inaction by any Credit Party or (B) not relating to any action of such Indemnitee in its capacity as Administrative Agent or Collateral Agent. No Credit Party shall be liable for any settlement of any proceedings if such settlement was effected without its consent (which consent shall not be unreasonably withheld or delayed), but if settled with the written consent of the Borrower or if there is a final judgment for the plaintiff in any such proceedings, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. This Section 10.3 shall not apply with respect to Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claim. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

94

(b) To the extent permitted by applicable law, no party to this Agreement shall assert, and each party to this Agreement hereby waives, any claim against any other party to this Agreement and their respective affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party to this Agreement hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each party to this Agreement also agrees that no other party to this Agreement or their respective affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any such party or any person asserting claims on behalf of or in right of any such party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except to the extent that any losses, claims, damages, liabilities or expenses incurred by such party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such other party or their respective affiliates, directors, employees, attorneys, agents or sub-agents in performing their respective obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided that, in no event will any party to this Agreement or their respective affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such party’s or their respective affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

10.4 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, following the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts or payroll accounts or other Excluded Accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

95

10.5 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), except as otherwise expressly provided in this Agreement, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders (or the Administrative Agent acting with the written consent of the Requisite Lenders); provided that, for the purposes of this Section 10.5(a), written consent of the Requisite Lenders may be provided to the Administrative Agent by electronic mail or facsimile).

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Term Loan or Term Loan Note or amend or modify the definition of “Term Loan Maturity Date”;

(ii) waive, reduce or postpone any scheduled principal repayment (but not prepayment);

(iii) reduce the rate of interest or premium (including any prepayment or repricing premium) on any Term Loan (other than any waiver of any increase in the interest rate applicable to any Term Loan pursuant to Section 2.5) or any fee payable hereunder;

(iv) extend the time for payment of any such interest (other than default interest) or fees;

(v) reduce the principal amount of any Term Loan;

(vi) amend, modify, terminate or waive any provision of Section 10.5(a), Section 10.5(b) or Section 10.5(c);

(vii) amend, modify, terminate or waive any provision of Section 2.11, Section 2.12(a), Section 2.12(g) or Section 2.13;

(viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”;

(ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

96

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document (except as a result of a transaction permitted by the terms of this Agreement);

(xi) increase the Term Loan Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Term Loan Commitment of any Lender);

(xii) subordinate in right of payment any of the Obligations, or subordinate the lien on any of the Collateral securing the Obligations;

(xiii) waive or otherwise make any less restrictive, the definition of Eligible Assignee, or otherwise consent to any sale, transfer, or assignment of, or any participation with respect to, any of the Obligations to any Credit Party (or any Affiliate of any Credit Party, including any of the Permitted Holders), or any Person owning or controlling any Indebtedness of any Credit Party other than the Obligations;

(xiv) amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents or the definition of “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender with Obligations then outstanding without the written consent of any such Lender;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vi), (vii), (viii), (ix) and (x).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent, Borrower, and the Requisite Lenders;

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e) Further, notwithstanding anything to the contrary contained in this Section 10.5, if Administrative Agent and Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by Administrative Agent) in any provision of the Credit Documents, then Administrative Agent and Borrower shall be permitted to amend such provisions and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by any Lender within ten (10) Business Days following receipt of notice thereof.

97

10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders and any assignment in contravention of the foregoing shall be absolutely void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.7, Indemnitees under Section 10, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Term Loan Commitments and Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan Commitment or Term Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the Term Loan Commitment or Term Loan shall be owed to Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loan Commitments or Term Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Term Loan Commitment or Term Loans owing to it or other Obligations (provided that, each such sale, assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Term Loan and any related Term Loan Commitments):

(i) to any Person that is an “Eligible Assignee”, upon the giving of notice to Borrower and Administrative Agent; and

(ii) to any Person otherwise not constituting an Eligible Assignee (other than a Credit Party or an affiliate of a Credit Party); provided so long as no Default or Event of Default has occurred or is continuing, with the consent of Borrower and Administrative Agent (such consent not to be unreasonably withheld or delayed); provided further that Borrower shall be deemed to have consented to any such assignment of Term Loans unless it shall object hereto by written notice to Administrative Agent within five (5) Business Days.

(d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.15(f), together with payment to Administrative Agent of a registration and processing fee of $3,500.

(e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Borrower and shall maintain a copy of such Assignment Agreement.

98

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the Term Loan Commitments or Term Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Term Loan Commitments or Term Loans for its own account in the ordinary course of its business and without a view to distribution of such Term Loan Commitments or Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of Term Loans or any interests therein shall at all times remain within its exclusive control); and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party.

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Term Loan Commitments shall be modified to reflect the Term Loan Commitment of such assignee and any Term Loan Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Term Loan Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Term Loan Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Term Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Term Loan Commitments and/or outstanding Term Loans of the assignee and/or the assigning Lender.

(h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than (i) Borrower or any of its Subsidiaries or Affiliates and (ii) any Disqualified Institution) in all or any part of its Term Loan Commitments, Term Loans or in any other Obligation, provided that, (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the parties hereto for the performance of such obligations and (C) the Credit Parties, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.6(h) shall, acting solely for U.S. federal income tax purposes as an agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Term Loans (each, a “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Term Loan Commitments, Term Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Term Loan Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Term Loan for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

99

(i) The holder of any such participation, other than an affiliate of Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Term Loan or Term Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Term Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Term Loan Commitment or Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such participant is participating. Borrower agrees that each participant shall be entitled to the benefits of Sections 2.14(a) and (b) and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided that, a participant shall not be entitled to receive any greater payment under Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant; provided further that, except as specifically set forth in this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that, such participant agrees to be subject to Section 2.13 as though it were a Lender.

(j) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Term Loans, the other Obligations owed by or to such Lender, and its Term Loan Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that no such assignment, pledge or grant of a security interest pursuant to this Section 10.6(j) shall be made in favor of a Disqualified Institution without the consent of the Borrower; provided further that, no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Term Loans. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.14(a) and (b), 2.15, 10.2, 10.3 and 10.4, 10.14 and 10.15 and the agreements of Lenders set forth in Sections 2.13, 9.3(b), 9.7, 10.14, 10.15 and 10.17 shall survive the payment of the Term Loans.

100

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. In case any provision in or obligation hereunder or any Term Loan Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Term Loan Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.7, each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 APPLICABLE LAW. THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

101

10.15 CONSENT TO JURISDICTION. (A) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT ONLY IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE STATE, COUNTY AND CITY OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR PROPERTY MAY BE FOUND. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; PROVIDED THAT NOTHING HEREIN SHALL AFFECT ANY OTHER PARTIES RIGHTS TO BRING ANY SUIT, ACTION OR PROCEEDING AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10; (iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (v) AGREES THAT EACH OTHER PARTY HERETO RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER CREDIT DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

(B) EACH OF THE PARTIES HERETO HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10, AND ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY SUCH PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. NOTWITHSTANDING THE FOREGOING, NOTHING IN ANY CREDIT DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

102

10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality. Each of the Agents and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, advisors, lenders, funding sources, limited partners, advisory boards and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such information confidential in accordance with the confidentiality provisions set forth in this Section 10.17, (b) to the extent requested by any Governmental Authority or regulatory authority, (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.17, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement (other than a Disqualified Institution without the Borrower’s consent), (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.17 or (y) becomes available to Administrative Agent, any Lender or any of their respective affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section 10.17, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower, its Affiliates or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided, that in the case of information received from the Borrower or its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 10.17 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent and the Lenders may, subject to the prior review and approval of Borrower (such approval not to be unreasonably withheld or delayed), at their own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Credit Parties) (collectively, “Trade Announcements”). No Credit Party shall issue any Trade Announcement except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of Administrative Agent and, to the extent that such Trade Announcement expressly refers to a Lender, such Lender.

103

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21 Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Credit Party in accordance with the Act.

10.22 Debtor-Creditor Relationship. The relationship between Lenders and Agent, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Lender or Agent has (or shall be deemed to have) any fiduciary relationship or duty to any Credit Party arising out of or in connection with the Credit Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between Lenders and the Agents, on the one hand, and the Credit Parties, on the other hand, by virtue of any Credit Document or any transaction contemplated therein.

104

10.23 Revival and Reinstatement of Obligations. If any Lender or Agent repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such Person in full or partial satisfaction of any Obligation or Guaranteed Obligation or on account of any other obligation of any Credit Party under any Credit Document because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such Lender or Agent elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such Person elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such Person related thereto, (i) the liability of the Credit Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) the Liens granted to the Agent securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Liens granted to the Agent securing the Obligations and the Guaranteed Obligations shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, such Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Credit Party in respect of such liability or any Collateral securing such liability.

10.24 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrower in respect of any such sum due from it to Administrative Agent or Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by Administrative Agent of any sum adjudged to be so due in the Judgment Currency, Administrative Agent may in accordance with normal banking procedures purchase Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to Administrative Agent from Borrower in Dollars, Borrower agrees, notwithstanding any such judgment, to indemnify Administrative Agent or the Person to whom such obligation was owing against such loss.

10.25 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of page intentionally left blank]

105

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FUBOTV INC., as Borrower

By:	/s/ David Gandler
Name:	David Gandler
Title:	Chief Executive Officer, President and Secretary

GUARANTORS:

SPORTS RIGHTS MANAGEMENT, LLC., as Guarantor

By:	fuboTV Inc., its sole member
By:	/s/ David Gandler
Name:	David Gandler
Title:	Chief Executive Officer, President and Secretary

AMC NETWORKS VENTURES LLC, as Administrative Agent and Collateral Agent

By:	/s/ Sean S. Sullivan
Name:	Sean S. Sullivan
Title:	EVP and CFO

AMC NETWORKS VENTURES LLC, as Lender

By:	/s/ Sean S. Sullivan
Name:	Sean S. Sullivan
Title:	EVP and CFO

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Term Loan Commitments	Pro Rata Share[1]
AMC NETWORKS VENTURES LLC	$25,000,000	100%
TOTAL	$25,000,000	100%

1 Rounded to the nearest hundredth of a percent.

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

FUBOTV INC. and the other Credit Parties

FuboTV Inc.

Attn: Joel Armijo

1330 Avenue of the Americas

New York, New York 10019

Telephone: (212) 672-0051
Email: joel@fubo.tv

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Robert Day

Telephone: (650) 493-9300

Facsimile: (650) 493-6811

AMC NETWORKS VENTURES LLC, as Administrative Agent and Lender

AMC Networks Ventures LLC

c/o AMC Networks Inc.

Attn: Sean S. Sullivan, Executive Vice President & Chief Financial Officer

Telephone: (646) 393-8135

Fax: (646) 273-3789

Email: Sean.Sullivan@amcnetworks.com

with a copy (which shall not constitute notice) to:

AMC Networks Ventures LLC

c/o AMC Networks Inc.

Attn: Jamie Gallagher, EVP and General Counsel

Telephone: (646) 273-3606

Fax: (646) 273-3789

Email: jamie.gallagher@amcnetworks.com

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attn: Ari Blaut

Telephone: (212) 558-1656

Fax: (212) 558-3588

Email: blauta@sullcrom.com